Filed Pursuant to Rule 424(b)(2)
Registration Statement No. 333-154173

Prospectus Supplement to the Prospectus dated April 6, 2009

and the Prospectus Supplement dated April 6, 2009 — No. 818

The Goldman Sachs Group, Inc.
Medium-Term Notes, Series D

$1,630,000
Variable Interest Basket-Linked Notes due 2016
(Linked to an Equally-Weighted Basket Comprised of 30 Stocks)

The notes bear interest at a variable rate that is subject to a cap. The amount that you will be paid on your notes on each interest payment date (the fifth business day after the applicable interest determination date, subject to adjustment, as described below) is based on the change in the arithmetic average of the stock returns of the 30 common stocks comprising an equally-weighted basket, subject to the maximum stock return (as defined below), as measured from the trade date (April 25, 2011) to and including each interest determination date, and subject to a 1% minimum annual interest rate. On the stated maturity date (May 2, 2016, subject to adjustment), you will also receive, in addition to the interest payment then due, an amount in cash per $1,000 face amount equal to $1,000.

The basket is comprised of the 30 common stocks that are currently included in the Dow Jones Industrial AverageSM, but your note is not linked to the Dow Jones Industrial AverageSM itself. Each stock is equally weighted. For further information about the 30 stocks in the basket, please see “The Basket” on page S-26 and “The Basket Stocks” on page A-1.

To determine the amount you will receive on each interest payment date, we will first calculate, for each basket stock, the percentage increase or decrease in the closing price of that stock on the applicable interest determination date (subject to adjustment, as described below) from the initial price (as set forth on page A-1), subject to a maximum stock return of 10.00%, which we refer to as the “stock return.” Each basket stock is subject to a maximum stock return of 10.00%. We will then calculate the arithmetic average of the stock returns, subject to the maximum stock return, of the basket stocks, which we refer to as the “basket return.” On each interest payment date, for each $1,000 face amount of your notes:

•	if the basket return is equal to or below 1%, you will receive an amount in cash equal to $10.00; or

•

if the basket return is above 1%, you will receive an amount in cash equal to the product of the basket return times $1,000; however, because of the maximum stock return, the basket return is effectively subject to a cap, and the maximum amount in cash you could receive on any interest payment date is $100.00.

The amount you will be paid on your notes on each interest payment date will not be affected by the closing price of any basket stock on any day other than the applicable interest determination date. Further, as a result of the maximum stock return of 10.00% the maximum payment that you could receive on any interest payment date with respect to a $1,000 face amount note is effectively limited to $100.00. In addition, except for the annual interest payments described above, no other payments on your notes will be made prior to the stated maturity date.

Because we have provided only a brief summary of the terms of your notes above, you should read the detailed description of the terms of the notes found in “Summary Information” on page S-2 and “Specific Terms of Your Notes” on page S-14.

Your investment in the notes involves certain risks. In particular, assuming no changes in market conditions or our creditworthiness and other relevant factors, the value of your notes on the trade date (as determined by reference to pricing models used by Goldman, Sachs & Co. and taking into account our credit spreads) is, and the price you may receive for your notes may be, significantly less than the original issue price. The value or quoted price of your notes at any time will reflect many factors and cannot be predicted; however, the price at which Goldman, Sachs & Co. would initially buy or sell notes (if Goldman, Sachs & Co. makes a market) and the value that Goldman, Sachs & Co. will initially use for account statements and otherwise will significantly exceed the value of your notes using such pricing models. We encourage you to read “Additional Risk Factors Specific to Your Notes” on page S-8 so that you may better understand those risks.

Original issue date (settlement date):	May 2, 2011	Original issue price:	100% of the face amount
Underwriting discount:	4.60 % of the face amount	Net proceeds to the issuer:	95.40% of the face amount

The issue price, underwriting discount and net proceeds listed above relate to the notes we sell initially. We may decide to sell additional notes after the date of this prospectus supplement at issue prices, underwriting discounts and net proceeds that differ from the amounts set forth above.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Goldman Sachs may use this prospectus supplement in the initial sale of the notes. In addition, Goldman, Sachs & Co. or any other affiliate of Goldman Sachs may use this prospectus supplement in a market-making transaction in a note after its initial sale. Unless Goldman Sachs or its agent informs the purchaser otherwise in the confirmation of sale, this prospectus supplement is being used in a market-making transaction.

The Dow Jones Industrial AverageSM is a product of Dow Jones Indexes, a licensed trademark of CME Group Index Services LLC (“CME”), and has been licensed for use. “Dow Jones®”, “Dow Jones Industrial Average SM”, “DJIASM” and “Dow Jones Indexes” are service marks of Dow Jones Trademark Holdings, LLC (“Dow Jones”), and have been licensed for use for certain purposes by The Goldman Sachs Group, Inc. (“Goldman”). Goldman’s notes based on the Dow Jones Industrial Average SM, are not sponsored, endorsed, sold or promoted by Dow Jones, CME or their respective affiliates and none of them makes any representation regarding the advisability of investing in such notes.

Goldman, Sachs & Co.

Prospectus Supplement dated April 25, 2011

SUMMARY INFORMATION

We refer to the notes we are offering by this prospectus supplement as the “notes”. Each of the notes, including your notes, has the terms described below and under “Specific Terms of Your Notes” on page S-14. Please note that in this prospectus supplement, references to “The Goldman Sachs Group, Inc.”, “we”, “our” and “us” mean only The Goldman Sachs Group, Inc. and do not include its consolidated subsidiaries. Also, references to the “accompanying prospectus” mean the accompanying prospectus, dated April 6, 2009, as supplemented by the accompanying prospectus supplement, dated April 6, 2009, of The Goldman Sachs Group, Inc. relating to the Medium-Term Notes, Series D program of The Goldman Sachs Group, Inc. References to the “indenture” in this prospectus supplement mean the senior debt indenture, dated July 16, 2008, between The Goldman Sachs Group, Inc. and The Bank of New York Mellon, as trustee.

Key Terms

Issuer: The Goldman Sachs Group, Inc.

Basket: an equally-weighted basket of 30 basket stocks; see “The Basket” on page S-26

Basket stocks: the 30 common stocks listed on page A-1 and selected and weighted as described in “The Basket” on page S-26; the stocks are the current constituents of the Dow Jones Industrial AverageSM;

Specified currency: U.S. dollars (“$”)

Face amount: each note will have a face amount of $1,000 or integral multiples of $1,000 in excess thereof; $1,630,000 in the aggregate for all the offered notes; the aggregate face amount of the offered notes may be increased if the issuer, at its sole option, decides to sell an additional amount of the offered notes on a date subsequent to the date of this prospectus supplement

Payment amount: on the stated maturity date, we will pay, for each $1,000 face amount of notes, an amount in cash equal to $1,000

Stock performance: for each basket stock, on any interest determination date, a percentage equal to the quotient of: (1) the difference of (i) the annual closing price minus (ii) the initial price divided by (2) the initial price

Stock return: for each basket stock:

•	if the stock performance on the applicable interest determination date is greater than or equal to the maximum stock return, the maximum stock return; or

•	if the stock performance on the applicable interest determination date is less than the maximum stock return, the stock performance on the applicable interest determination date

Maximum stock return: 10.00%

Basket return: the arithmetic average of the stock returns of each basket stock on the applicable interest determination date, which will be calculated by adding the stock returns for all basket stocks and dividing the sum by 30

Annual interest: on each interest payment date, for each $1,000 face amount of your notes we will pay:

•	if the basket return is less than or equal to the minimum annual interest rate (1.0%), $10.00; or

•

if the basket return is greater than the minimum annual interest rate, the product of $1,000 times the basket return; however, because of the maximum stock return, the basket return is effectively subject to a cap, and the maximum amount in cash you could receive on any interest payment date is $100.00

Minimum annual interest rate: 1.0%

Initial price: as set forth on page A-1

Annual closing price: for each of the basket stocks, the closing price of such basket stock on the exchange on which it has its primary listing on the applicable interest determination date, subject to any anti-dilution adjustments as described under “Specific Terms of Your Notes — Anti-Dilution Adjustments” on page S-16, except in the limited circumstances described under “Specific Terms of Your Notes — Consequences of a Market Disruption Event or a Non-Trading Day” on page S-16

Primary listing: for each of the basket stocks, as determined by the calculation agent in its sole discretion

Initial weight: for each of the basket stocks, the initial weight applicable to such basket stock as described in the “The Basket” on page S-26, as listed on page A-1

Trade date: April 25, 2011

Original issue date (settlement date): May 2, 2011

Stated maturity date: May 2, 2016, subject to postponement as described under “Specific Terms of Your Notes — Payment of Annual Interest on the Interest Payment Dates —Stated Maturity Date” on page S-15

Interest determination dates: April 25, 2012; April 25, 2013; April 25, 2014; April 27, 2015; and April 25, 2016; subject to postponement as described under “Specific Terms of Your Notes —Payment of Annual Interest on the Interest Payment Dates — Interest Determination Dates” on page S-15

Interest payment dates: the fifth business day after the applicable interest determination date,

subject to adjustment as described under “Specific Terms of Your Notes — Payment of Annual Interest on the Interest Payment Dates — Stated Maturity Date” and “”Specific Terms of Your Notes — Interest Payment and Interest Payment Dates — Interest Determination Dates” on page S-15

Regular record dates: five business days preceding each interest payment date

Business day: as described on page S-22

Trading day: as described on page S-22

Interest: the notes bear interest

No listing: the notes will not be listed on any securities exchange or interdealer quotation system

Conflicts of interest: Goldman, Sachs & Co. is an affiliate of The Goldman Sachs Group, Inc. and, as such, has a “conflict of interest” in this offering within the meaning of FINRA Rule 5121. Consequently, the offering is being conducted in compliance with the provisions of Rule 5121. Goldman, Sachs & Co. is not permitted to sell notes in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder

FDIC: the notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank

Calculation agent: Goldman, Sachs & Co.

CUSIP no.: 38143UTW1

ISIN no.: US38143UTW17

HYPOTHETICAL EXAMPLES

The following tables are provided for purposes of illustration only. They should not be taken as an indication or prediction of future investment results and are intended merely to illustrate the impact that various hypothetical closing prices of the basket stocks on the applicable interest determination date could have on the related interest payment date assuming all other variables remain constant.

The information in the following examples reflects hypothetical interest rates on the notes assuming that they are purchased on the original issue date and held to the stated maturity date. If you sell your notes prior to the stated maturity date, your return will depend upon the market value of your notes at the time of sale, which may be affected by a number of factors that are not reflected in the examples shown below. In addition, assuming no changes in market conditions or our creditworthiness and other relevant factors, the value of your notes on the trade date (as determined by reference to pricing models used by Goldman, Sachs & Co. and taking into account our credit spreads) is, and the price you may receive for your notes may be, significantly less than the original issue price. For more information on the value of your notes in the secondary market, see “Additional Risk Factors Specific to Your Notes —Assuming No Changes in Market Conditions or Any Other Relevant Factors, the Value of Your Notes on the Trade Date (As Determined by Reference to Pricing Models Used by Goldman, Sachs & Co.) Is, and the Price You May Receive for Your Notes May Be, Significantly Less Than the Original Issue Price” on page S-8 and “Additional Risk Factors Specific to Your Notes — The Market Value of Your Notes May Be Influenced by Many Factors That Are Unpredictable and Interrelated in Complex Ways” on page S-9. The information in the tables also reflects the key terms and assumptions in the box below.

Key Terms and Assumptions

Face amount	$1,000

Maximum stock return	10.00%

Minimum annual interest rate	1.00%

Neither a market disruption event nor a non-trading day occurs or is continuing with respect to any basket stock on the applicable originally scheduled interest determination date

Notes purchased on original issue date and held to the stated maturity date

The examples below are based on a range of annual closing prices that are entirely hypothetical; no one can predict what the closing price of any basket stock will be on any interest determination date.

The closing prices have been highly volatile —meaning that the price of the basket stocks has changed substantially in relatively short periods — in the past, and their future performance cannot be predicted.

Also, the hypothetical examples shown below do not take into account the effects of applicable taxes. Because of the U.S. tax treatment applicable to your notes, tax liabilities could affect the after-tax rate of return on your notes to a comparatively greater extent than the after-tax return on the basket stocks.

For these reasons, the actual change in the interest rate on the notes over the life of your notes may bear little or no relation to the hypothetical examples shown below or to the historical closing prices of the basket stocks shown elsewhere in this prospectus supplement. For information about the historical prices of the basket stocks during recent periods, see “The Basket — Historical Highs, Lows and Closing Prices of the Basket Stocks” on page S-26.

Any rate of return you may earn on an investment in the notes may be lower than that which you could earn on a comparable investment in the basket stocks. Among other things, the return on the notes will not reflect any dividends that may be paid on the basket stocks, and each basket stock’s return is capped at 10.00%.

The tables below show hypothetical stock performances and hypothetical basket returns (in each case rounded to the nearest hundredth and expressed as a percentage), as well as hypothetical annual interests that we would deliver on each interest payment date with respect to each $1,000 face amount of the notes if the annual closing prices were any of the hypothetical prices shown.

On the first interest determination date, the hypothetical stock performance of each basket stock is –2.50%. The hypothetical basket return is –2.50%. However, because in no event will the annual interest determined on any interest determination date be less than the minimum annual interest rate of 1.00%, the hypothetical annual interest for the interest payment date immediately following April 25, 2012 is $10.00.

On the second interest determination date, the hypothetical stock performances of 15 basket stocks are each –10.00%, the hypothetical stock performances of 10 basket stocks are each 7.00%, and the hypothetical stock performances of the remaining 5 basket stocks are each 11.00%. The hypothetical basket return is –1.00% because the negative performance of the 15 basket stocks was greater than the positive performance of the 10 basket stocks not subject to the maximum stock return plus the 10.00% stock return of the 5 basket stocks subject to the maximum stock return. However, because in no event will the annual interest determined on any interest determination date be less than the minimum annual interest rate of 1.00%, the hypothetical annual interest for the interest payment date immediately following April 25, 2013 is $10.00.

On the third interest determination date, the hypothetical stock performance of one basket stock is –25.00%, the hypothetical stock performances of 14 of the other basket stocks are each 2.00% and the hypothetical stock performances of the other 15 basket stocks are each 11.00%. Because of the maximum stock return, the stock returns of the basket stocks with a stock performance that is greater than 10.00% will equal the maximum stock return, and the stock returns of the basket stocks with a stock performance that is less than 10.00% will equal their hypothetical stock performance. The hypothetical basket return is 5.10%. Therefore, the hypothetical annual interest for the interest payment date immediately following April 25, 2014 is $51.00.

On the fourth interest determination date, the hypothetical stock performance of each basket stock is 5.00%. The hypothetical basket return is 5.00%. Therefore, the hypothetical annual interest for the interest payment date immediately following April 27, 2015 is $50.00.

On the fifth interest determination date, the hypothetical stock performance of each basket stock is 11.00%. Because of the maximum stock return, the stock return of the basket stocks with a stock performance that is greater than 10.00% will equal the maximum stock return. Therefore, even though the hypothetical basket return without giving effect to the maximum stock return, which we refer to as the hypothetical uncapped basket return, would be 11.00%, because of the maximum stock return, the hypothetical basket return is 10.00%. As a result, the hypothetical annual interest for the interest payment date immediately following April 25, 2016 is $100.00.

		April 25, 2012			April 25, 2013			April 25, 2014
	Initial Price	Annual Closing Price	Stock Performance	Stock Return	Annual Closing Price	Stock Performance	Stock Return	Annual Closing price	Stock Performance	Stock Return
3M Company	$94.12	$91.77	-2.50%	-2.50%	$84.71	-10.00%	-10.00%	$70.59	-25.00%	-25.00%
Alcoa Inc.	$16.89	$16.47	-2.50%	-2.50%	$15.20	-10.00%	-10.00%	$17.23	2.00%	2.00%
American Express Company	$47.05	$45.87	-2.50%	-2.50%	$42.35	-10.00%	-10.00%	$47.99	2.00%	2.00%
AT&T Inc.	$30.55	$29.79	-2.50%	-2.50%	$27.50	-10.00%	-10.00%	$31.16	2.00%	2.00%
Bank of America Corporation	$12.44	$12.13	-2.50%	-2.50%	$11.20	-10.00%	-10.00%	$12.69	2.00%	2.00%
Boeing Company (The)	$74.90	$73.03	-2.50%	-2.50%	$67.41	-10.00%	-10.00%	$76.40	2.00%	2.00%
Caterpillar, Inc.	$108.85	$106.13	-2.50%	-2.50%	$97.97	-10.00%	-10.00%	$111.03	2.00%	2.00%

		April 25, 2012			April 25, 2013			April 25, 2014
	Initial Price	Annual Closing Price	Stock Performance	Stock Return	Annual Closing Price	Stock Performance	Stock Return	Annual Closing price	Stock Performance	Stock Return
Chevron Corporation	$107.42	$104.73	-2.50%	-2.50%	$96.68	-10.00%	-10.00%	$109.57	2.00%	2.00%
Cisco Systems, Inc.	$17.10	$16.67	-2.50%	-2.50%	$15.39	-10.00%	-10.00%	$17.44	2.00%	2.00%
Coca-Cola Company (The)	$67.74	$66.05	-2.50%	-2.50%	$60.97	-10.00%	-10.00%	$69.09	2.00%	2.00%
EI DuPont de Nemours & Co.	$55.12	$53.74	-2.50%	-2.50%	$49.61	-10.00%	-10.00%	$56.22	2.00%	2.00%
Exxon Mobil Corporation	$86.22	$84.06	-2.50%	-2.50%	$77.60	-10.00%	-10.00%	$87.94	2.00%	2.00%
General Electric Company	$19.89	$19.39	-2.50%	-2.50%	$17.90	-10.00%	-10.00%	$20.29	2.00%	2.00%
Hewlett-Packard Company	$40.53	$39.52	-2.50%	-2.50%	$36.48	-10.00%	-10.00%	$41.34	2.00%	2.00%
Home Depot, Inc. (The)	$37.56	$36.62	-2.50%	-2.50%	$33.80	-10.00%	-10.00%	$38.31	2.00%	2.00%
International Business Machines Corp.	$167.67	$163.48	-2.50%	-2.50%	$179.41	7.00%	7.00%	$186.11	11.00%	10.00%
Intel Corporation	$21.93	$21.38	-2.50%	-2.50%	$23.47	7.00%	7.00%	$24.34	11.00%	10.00%
Johnson & Johnson	$64.11	$62.51	-2.50%	-2.50%	$68.60	7.00%	7.00%	$71.16	11.00%	10.00%
JP Morgan Chase & Co.	$44.61	$43.49	-2.50%	-2.50%	$47.73	7.00%	7.00%	$49.52	11.00%	10.00%
Kraft Foods Inc.	$33.07	$32.24	-2.50%	-2.50%	$35.38	7.00%	7.00%	$36.71	11.00%	10.00%
McDonald’s Corporation	$77.13	$75.20	-2.50%	-2.50%	$82.53	7.00%	7.00%	$85.61	11.00%	10.00%
Merck & Company, Inc.	$34.33	$33.47	-2.50%	-2.50%	$36.73	7.00%	7.00%	$38.11	11.00%	10.00%
Microsoft Corporation	$25.61	$24.97	-2.50%	-2.50%	$27.40	7.00%	7.00%	$28.43	11.00%	10.00%
Pfizer, Inc.	$20.14	$19.64	-2.50%	-2.50%	$21.55	7.00%	7.00%	$22.36	11.00%	10.00%
Procter & Gamble Company (The)	$63.37	$61.79	-2.50%	-2.50%	$67.81	7.00%	7.00%	$70.34	11.00%	10.00%
The Travelers Companies, Inc.	$61.78	$60.24	-2.50%	-2.50%	$68.58	11.00%	10.00%	$68.58	11.00%	10.00%
United Technologies Corporation	$86.54	$84.38	-2.50%	-2.50%	$96.06	11.00%	10.00%	$96.06	11.00%	10.00%
Verizon Communications Inc.	$36.99	$36.07	-2.50%	-2.50%	$41.06	11.00%	10.00%	$41.06	11.00%	10.00%
Wal-Mart Stores, Inc.	$53.37	$52.04	-2.50%	-2.50%	$59.24	11.00%	10.00%	$59.24	11.00%	10.00%
Walt Disney Company (The)	$41.93	$40.88	-2.50%	-2.50%	$46.54	11.00%	10.00%	$46.54	11.00%	10.00%
Hypothetical Uncapped Basket Return		-2.50%			-1.00%			5.10%
Hypothetical Basket Return		-2.50%			-1.00%			5.10%
Hypothetical Annual Interest		$10.00			$10.00			$51.00

		April 27, 2015			April 25, 2016
	Initial Price	Annual Closing Price	Stock Performance	Stock Return	Annual Closing Price	Stock Performance	Stock Return
3M Company	$94.12	$98.83	5.00%	5.00%	$104.47	11.00%	10.00%
Alcoa Inc.	$16.89	$17.73	5.00%	5.00%	$18.75	11.00%	10.00%
American Express Company	$47.05	$49.40	5.00%	5.00%	$52.23	11.00%	10.00%
AT&T Inc.	$30.55	$32.08	5.00%	5.00%	$33.91	11.00%	10.00%
Bank of America Corporation	$12.44	$13.06	5.00%	5.00%	$13.81	11.00%	10.00%
Boeing Company (The)	$74.90	$78.65	5.00%	5.00%	$83.14	11.00%	10.00%

		April 27, 2015			April 25, 2016
	Initial Price	Annual Closing Price	Stock Performance	Stock Return	Annual Closing Price	Stock Performance	Stock Return
Caterpillar, Inc.	$108.85	$114.29	5.00%	5.00%	$120.82	11.00%	10.00%
Chevron Corporation	$107.42	$112.79	5.00%	5.00%	$119.24	11.00%	10.00%
Cisco Systems, Inc.	$17.10	$17.96	5.00%	5.00%	$18.98	11.00%	10.00%
Coca-Cola Company (The)	$67.74	$71.13	5.00%	5.00%	$75.19	11.00%	10.00%
EI DuPont de Nemours & Co.	$55.12	$57.88	5.00%	5.00%	$61.18	11.00%	10.00%
Exxon Mobil Corporation	$86.22	$90.53	5.00%	5.00%	$95.70	11.00%	10.00%
General Electric Company	$19.89	$20.88	5.00%	5.00%	$22.08	11.00%	10.00%
Hewlett-Packard Company	$40.53	$42.56	5.00%	5.00%	$44.99	11.00%	10.00%
Home Depot, Inc. (The)	$37.56	$39.44	5.00%	5.00%	$41.69	11.00%	10.00%
International Business Machines Corp.	$167.67	$176.05	5.00%	5.00%	$186.11	11.00%	10.00%
Intel Corporation	$21.93	$23.03	5.00%	5.00%	$24.34	11.00%	10.00%
Johnson & Johnson	$64.11	$67.32	5.00%	5.00%	$71.16	11.00%	10.00%
JP Morgan Chase & Co.	$44.61	$46.84	5.00%	5.00%	$49.52	11.00%	10.00%
Kraft Foods Inc.	$33.07	$34.72	5.00%	5.00%	$36.71	11.00%	10.00%
McDonald’s Corporation	$77.13	$80.99	5.00%	5.00%	$85.61	11.00%	10.00%
Merck & Company, Inc.	$34.33	$36.05	5.00%	5.00%	$38.11	11.00%	10.00%
Microsoft Corporation	$25.61	$26.89	5.00%	5.00%	$28.43	11.00%	10.00%
Pfizer, Inc.	$20.14	$21.15	5.00%	5.00%	$22.36	11.00%	10.00%
Procter & Gamble Company (The)	$63.37	$66.54	5.00%	5.00%	$70.34	11.00%	10.00%
The Travelers Companies, Inc.	$61.78	$64.87	5.00%	5.00%	$68.58	11.00%	10.00%
United Technologies Corporation	$86.54	$90.87	5.00%	5.00%	$96.06	11.00%	10.00%
Verizon Communications Inc.	$36.99	$38.84	5.00%	5.00%	$41.06	11.00%	10.00%
Wal-Mart Stores, Inc.	$53.37	$56.04	5.00%	5.00%	$59.24	11.00%	10.00%
Walt Disney Company (The)	$41.93	$44.03	5.00%	5.00%	$46.54	11.00%	10.00%
Hypothetical Uncapped Basket Return		5.00%			11.00%
Hypothetical Basket Return		5.00%			10.00%
Hypothetical Annual Interest		$50.00			$100.00

We cannot predict the actual annual closing prices of the basket stocks or the market value of your notes on any particular day, nor can we predict the relationship between the prices of the basket stocks and the market value of your notes at any time prior to the stated maturity date. The actual amount that a holder of the notes will receive at any interest payment date and the rate of return on the notes will depend on the actual annual closing prices for each basket stock on each interest determination date determined by the calculation agent as described above. Moreover, the assumptions on which the hypothetical returns are based may turn out to be inaccurate. Consequently, the amount of cash to be paid in respect of your notes on any interest payment date and the stated maturity date may be very different from the information reflected in the table and chart above.

ADDITIONAL RISK FACTORS SPECIFIC TO YOUR NOTES

An investment in your notes is subject to the risks described below, as well as the risks described under “Considerations Relating to Indexed Securities” in the accompanying prospectus dated April 6, 2009. Your notes are a riskier investment than ordinary debt securities. Also, your notes are not equivalent to investing directly in the basket stocks, i.e., the stocks comprising the basket to which your notes are linked. You should carefully consider whether the notes are suited to your particular circumstances.

Assuming No Changes in Market Conditions or Any Other Relevant Factors, the Value of Your Notes on the Trade Date (As Determined by Reference to Pricing Models Used by Goldman, Sachs & Co.) Is, and the Price You May Receive for Your Notes May Be, Significantly Less Than the Original Issue Price

The price at which Goldman, Sachs & Co. would initially buy or sell notes (if Goldman, Sachs & Co. makes a market) and the value that Goldman, Sachs & Co. will initially use for account statements and otherwise significantly exceeds the value of your notes using such pricing models. The price at which Goldman, Sachs & Co. would buy or sell notes will reflect the value determined by reference to the pricing models, plus our customary bid and asked spread.

In addition to the factors discussed above, the value or quoted price of your notes at any time, however, will reflect many factors and cannot be predicted. If Goldman Sachs makes a market in the offered notes, the price quoted by us or our affiliates for the offered notes would reflect any changes in market conditions and other relevant factors, including a deterioration in our creditworthiness or perceived creditworthiness whether measured by our credit ratings or other credit measures. These changes may adversely affect the market price of your notes, including the price you may receive for your notes in any market making transaction. In addition, even if our creditworthiness does not decline, the value of your notes on the trade date is significantly less than the original price taking into account our credit spreads on that date. The quoted price (and the value of your notes that Goldman, Sachs & Co. will use for account statements or otherwise) could be higher or lower than the original issue price, and may be higher or lower than the value of your notes as determined by reference to pricing models used by Goldman, Sachs & Co.

If at any time a third party dealer quotes a price to purchase your notes or otherwise values your notes, that price may be significantly different (higher or lower) than any price quoted by Goldman, Sachs & Co. See “— The Market Value of Your Notes May Be Influenced by Many Factors That Are Unpredictable and Interrelated in Complex Ways” below.

Furthermore, if you sell your notes, you will likely be charged a commission for secondary market transactions, or the price will likely reflect a dealer discount.

There is no assurance that Goldman, Sachs & Co. or any other party will be willing to purchase your notes and, in this regard, Goldman, Sachs & Co. is not obligated to make a market in the notes. See “— Your Notes May Not Have an Active Trading Market” below.

The Small Number of Stocks in the Basket and the Selection Criteria Used to Select Them May Result in Larger Declines in the Value of the Basket Than That Experienced by The U.S. Markets As a Whole

The basket is comprised of the current 30 stocks of U.S. companies selected by the editors of The Wall Street Journal to comprise the Dow Jones Industrial AverageSM. The editors made the selections using subjective criteria that may vary over time and that are not disclosed, except that the stocks are selected to reflect the broader U.S. market. Because of the limited number of stocks in the basket, the basket may experience large fluctuations in value (including declines) that are larger than those experienced by the U.S. equity market as a whole. Also, a particular basket stock that is included in the Dow Jones Industrial AverageSM to represent a certain sector of the U.S. market may, for non-sector related reasons, experience a much larger decline than that sector of the U.S. economy as a whole. Finally, because the selection criteria consists of an exercise of subjective judgment on the part of the editors, they may select a company that is ultimately not representative of the sector as a whole and may experience greater losses than its sector as a whole. For the foregoing reasons, the index, and therefore the basket stocks, may not be an accurate reflection of the U.S. market as a whole, and your notes will not experience the same return as they would if they were linked to a larger index, a larger basket of stocks or to the U.S. equities markets. Also, because the editors have the ability to change the index if they believe a stock is no longer representative of its sector or the U.S. markets as a whole but the basket stocks will not change (except as described below under “Specific Terms of the Notes — Reorganization Events”), the basket stocks may be a materially inaccurate reflection of the U.S. markets.

The Return on Your Notes Will Not Be Equivalent to the Performance of the Dow Jones Industrial AverageSM

The basket is comprised of the 30 stocks that are currently included in the Dow Jones Industrial AverageSM. The composition of the basket is static and will not change (except as described below under “Specific Terms of the Notes —Reorganization Events”), even if the composition of the Dow Jones Industrial AverageSM changes. Furthermore, as discussed below under “— The Potential for the Value of Your Notes to Increase Will be Limited,” the return on the basket stocks is subject to a cap that does not apply to the Dow Jones Industrial AverageSM. Because the basket is static and the basket stock returns are subject to a cap that does not apply to the stocks comprising the Dow Jones Industrial AverageSM, the performance of the basket will not reflect changes in the level of the Dow Jones Industrial AverageSM. The basket return will not be the same as an investment linked to the Dow Jones Industrial AverageSM. Also, the basket return on each interest determination date is determined by computing the mathematical average of the basket stock returns while the Dow Jones Industrial AverageSM is not calculated based on an average. Accordingly, the performance of your notes may be significantly worse than an investment in notes linked directly to the level of the Dow Jones Industrial AverageSM.

The Market Value of Your Notes May Be Influenced by Many Factors That Are Unpredictable and Interrelated in Complex Ways

When we refer to the market value of your notes, we mean the value that you could receive for your notes if you chose to sell them in the open market before the stated maturity date. A number of factors, many of which are beyond our control, will influence the market value of your notes, including:

•	the market prices of the basket stocks;

•	the volatility — i.e., the frequency and magnitude of changes — in the market prices of the basket stocks;

•	the dividend rate of the basket stocks;

•

economic, financial, legislative regulatory and political, military or other events that affect the stock markets generally and the market segment of which the basket stocks are a part, and which may affect the prices of the basket stocks;

•	other interest rate and yield rates in the market;

•	the time remaining until your notes mature; and

•	our creditworthiness, whether actual or perceived, including actual or anticipated upgrades or downgrades in our credit ratings or changes in other credit measures.

These factors will influence the price you will receive if you sell your notes before maturity, including the price you may receive for your notes in any market-making transaction. If you sell your notes before maturity, you may receive less than the face amount of your notes.

You cannot predict the future annual closing prices of the basket stocks based on their historical fluctuations. The actual prices of the basket stocks over the life of the notes may bear little or no relation to the historical closing prices of the basket stocks or to the hypothetical examples shown elsewhere in this prospectus supplement.

Your Notes are Linked to the Basket Stocks and Therefore the Price Movements of Those Stocks

Your notes are linked to the 30 basket stocks, and the return on your notes is therefore affected by the movements in the market prices of those stocks. Each issuer of a basket stock faces its own business risks and challenges, which may adversely affect the basket stock’s stock price. It is possible that large declines in the prices of one or more basket stocks could affect the basket return such that the return on your notes is limited to the minimum annual interest rate.

If the Market Prices of the Basket Stocks Change, the Market Value of Your Notes May Not Change in the Same Manner

Your notes may trade quite differently from the basket stocks. Changes in the market prices of the basket stocks may not result in comparable changes in the market value of your notes. We discuss some of the reasons for this disparity under “— The Market Value of Your Notes May Be Influenced by Many Factors that Are Unpredictable and Interrelated in Complex Ways” above. In addition, because the stock return is capped, the basket return may be significantly less than the increase in the prices of the basket stocks.

The Potential for the Value of Your Notes to Increase Will Be Limited

Your ability to participate in any change in the value of the basket stocks over the life of your notes will be limited because of the maximum stock return of 10.00%. As a result, the maximum payment that you could receive on any interest payment date with respect to a $1,000 face amount note is effectively limited to $100.00, no matter how much the prices of the basket stocks may rise beyond the initial prices over the life of your notes. Accordingly, the annual interest for each of your notes may be significantly less than it would have been had you invested directly in the basket stocks.

The Amount Payable on Your Notes Is Not Linked to the Prices of the Basket Stocks at Any Time Other Than the Applicable Interest Determination Dates

The annual interest will be based on the annual closing prices of the basket stocks on the applicable interest determination date (subject to adjustment as described elsewhere in this prospectus supplement). Therefore, if the closing prices of the basket stocks dropped precipitously on the applicable interest determination date, the annual interest for your notes will be significantly less than it would have been had the annual interest been linked to the closing prices of the basket stocks prior to such drop in the closing prices of the basket stocks. Although the actual closing prices of the basket stocks on an interest payment date or at other times during the life of your notes may be higher than the annual closing prices, you will not benefit from the closing prices of the basket stocks at any time other than on the applicable interest determination date.

Past Basket Stock Performance is No Guide to Future Performance

The actual performance of the basket stocks over the life of the notes, as well as the amount payable on any interest payment date, may bear little relation to the historical closing prices of the basket stocks or the Dow Jones Industrial AverageSM, or to the hypothetical return examples set forth elsewhere in this prospectus supplement. We cannot predict the future performance of the basket stocks.

We May Sell an Additional Aggregate Face Amount of the Notes at a Different Issue Price

At our sole option, we may decide to sell an additional aggregate face amount of the notes subsequent to the date of this prospectus supplement but prior to the settlement date. The issue price of the notes in the subsequent sale may differ substantially (higher or lower) from the original issue price you paid as provided on the cover of this prospectus supplement.

The Return on Your Notes Will Not Reflect Any Dividends Paid on the Basket Stocks

The annual interest is calculated by reference to the annual closing prices of the basket stocks, without taking account of the value of dividends paid on those stocks. As a result, the return on your notes will not reflect the return you would realize if you actually owned the basket stocks and received the dividends paid on those stocks. You will not receive any dividends that may be paid on any of the basket stocks by the basket stock issuers.

Trading and Other Transactions by Goldman Sachs in Instruments Linked to the Basket or Basket Stocks May Impair the Value of Your Notes

As we describe under “Use of Proceeds and Hedging” on page S-25, we, through Goldman, Sachs & Co. or one or more of our other affiliates, have hedged or expect to hedge our obligations under the offered notes by purchasing instruments linked to one or more of the basket stocks. We also have adjusted or expect to adjust our hedge by, among other things, purchasing or selling any of the foregoing, and perhaps also the basket stocks, at any time and from time to time, and to unwind the hedge by selling any of the foregoing, on or before the applicable interest determination date for your notes. We may also enter into, adjust and unwind hedging transactions relating to other notes whose returns are linked to changes in the closing prices of the basket stocks. Any of these hedging activities may adversely affect the closing prices of the basket stocks and, therefore, the market value of your notes and the annual interest we will pay on your notes on each interest payment date. It is possible that we, through our affiliates, could receive substantial returns with respect to our hedging activities while the value of your notes may decline. See “Use of Proceeds and Hedging” on page S-25 for a further discussion of transactions in which we or one or more of our affiliates may engage.

Goldman, Sachs & Co. and our other affiliates may also engage in trading in one or more of the basket stocks or instruments whose returns are linked to one or more of the basket stocks for their proprietary accounts, for other accounts under their management or to facilitate transactions, including block transactions, on behalf of customers. Any of these activities of Goldman, Sachs & Co. or our other affiliates could adversely affect the closing prices of the basket stocks, and, therefore, the market value of your notes and the amount we will pay on your notes at maturity. We may also issue, and Goldman, Sachs & Co. and our other affiliates may also issue or underwrite, other securities or financial or derivative instruments with returns linked to changes in the closing prices of the basket stocks or one or more of the basket stocks. By introducing competing products into the marketplace in this manner, we or our affiliates could adversely affect the market value of your notes and the amount we will pay on your notes on an interest payment date.

Our Business Activities May Create Conflicts of Interest Between Your Interests in the

Notes and Us

As we have noted above, Goldman, Sachs & Co. and our other affiliates have engaged or expect to engage in trading activities related to the basket stocks that are not for your account or on your behalf. These trading activities may present a conflict between your interest in the notes and the interests Goldman, Sachs & Co. and our other affiliates will have in their proprietary accounts, in facilitating transactions, including block trades, for their customers and in accounts under their management. These trading activities, if they influence the closing prices of the basket stocks, could be adverse to your interests as a beneficial owner of your notes.

Goldman, Sachs & Co. and our other affiliates may, at present or in the future, engage in business with the issuers of the basket stocks, including making loans or equity investments in those companies or providing advisory services to those companies. These services could include merger and acquisition advisory services. These activities may present a conflict between the obligations of Goldman, Sachs & Co. or another affiliate of Goldman Sachs and your interests as a beneficial owner of the notes. Moreover, one or more of our affiliates have published and, in the future, expect to publish, research reports with respect to the basket stocks. Any of these activities by any of our affiliates may affect the prices of the basket stocks and, therefore, the market value of your notes and the amount we will pay on your notes at maturity.

There is No Affiliation between the Basket Stock Issuers and Us and We Are Not

Responsible for Any Disclosure by Any of the Basket Stock Issuers

Goldman Sachs is not affiliated with the issuers of the basket stocks. As we have specified above, however, we or our affiliates may currently or from time to time in the future engage in business with the basket stock issuers. Nevertheless, neither we nor any of our affiliates assumes any responsibility for the accuracy or the completeness of any disclosure relating to the basket stock issuers. You, as an investor in your notes, should make your own investigation into the basket stock issuers. See “The Basket” on page S-26 below for additional information about the basket.

None of the basket stock issuers are involved in this offering of your notes in any way, and none of them have any obligation of any sort with respect to your notes. Thus, none of the basket stock issuers have any obligation to take your interests into consideration for any reason, including in taking any corporate actions that might affect the value of your notes.

As Calculation Agent, Goldman, Sachs & Co. Will Have the Authority to Make Determinations that Could Affect the Value of Your Notes, When Your Notes Mature, and the Amount You Receive on an Interest Payment Date or at Maturity

As calculation agent for your notes, Goldman, Sachs & Co. will have discretion in making various determinations that affect your notes, including determining the annual closing prices, which we will use to determine the amount we must pay on each interest payment date; whether and how to make anti-dilution adjustments to the annual closing prices; determining whether to postpone the applicable interest determination date because of a market disruption event or a non-trading day; the default amount and any interest amount. The calculation agent also has discretion in making certain adjustments relating to a modification of the basket stocks. The exercise of this discretion by Goldman, Sachs & Co. could adversely affect the value of your notes and may present Goldman, Sachs & Co. with a conflict of interest of the kind described under “— Our Business Activities May Create Conflicts of Interest Between Your Interests in the Notes and Us” above. We may change the calculation agent at any time without notice and Goldman, Sachs & Co. may resign as calculation agent at any time upon 60 days’ written notice to Goldman Sachs.

Your Notes May Not Have an Active

Trading Market

Your notes will not be listed or displayed on any securities exchange or included in any interdealer market quotation system, and there may be little or no secondary market for your notes. Even if a secondary market for your notes develops, it may not provide significant liquidity and we expect that transaction costs in any secondary market would be high. As a result, the difference between bid and ask prices for your notes in any secondary market could be substantial.

You Have Limited Anti-Dilution Protection

Goldman, Sachs & Co., as calculation agent for your notes, will adjust the annual closing prices for stock splits, reverse stock splits, stock dividends, regular cash dividends, extraordinary dividends, reorganization events and other events that affect the basket stock issuer’s capital structure, but only in the situations we describe in “Specific Terms of Your Notes — Anti-Dilution Adjustments” below. The calculation agent will not be required to make an adjustment for every corporate event that may affect the basket stocks. For example, the calculation agent will not adjust any annual closing price for events such as an offering of a basket stock for cash by a basket stock issuer, a tender or exchange offer for a basket stock at a premium to its then-current market price by the basket stock issuer or a tender or exchange offer for less than all outstanding shares of a basket stock issuer by a third party. In addition, the calculation agent will determine in its sole discretion whether to make adjustments with respect to certain corporate or other events as described under “Specific Terms of Your Notes — Reorganization Events” below. Those events or other actions by a basket stock issuer or a third party may nevertheless adversely affect the market prices of the basket stocks and, therefore, adversely affect the value of your notes.

You Have No Shareholder Rights or Rights to Receive any Basket Stock

Investing in your notes will not make you a holder of any of the basket stocks. Neither you nor any other holder or owner of your notes will have any voting rights, any right to receive dividends or other distributions or any other rights with respect to the basket stocks. Your notes will be paid in cash to the extent any amount is payable on an interest payment date or at maturity, and you will have no right to receive delivery of any of the basket stocks.

The Calculation Agent Can Postpone the Applicable Interest Determination Date If a Market Disruption Event or Non-Trading Day With Respect to Any Basket Stock Occurs or Is Continuing

If the calculation agent determines that, on any interest determination date, a market disruption event has occurred or is continuing with respect to any basket stock or if such date is not a trading day with respect to any basket stock, the applicable interest determination date will be postponed until the first trading day on which no market disruption event occurs or is continuing with respect to any basket stock, although not by more than five scheduled business days. Moreover, if the applicable interest determination date is postponed to the last possible day for that annual period, but a market disruption event occurs or is continuing on that day with respect to any basket stock or that day is not a trading day with respect to any basket stock, that day will nevertheless be the applicable interest determination date.

If the calculation agent determines that the annual closing prices, and, in turn, the basket return, that must be used to determine the annual interest are not available on the last possible interest determination date, either because of a market disruption event, a non-trading day or for any other reason (other than as described under “Specific Terms of Your Notes — Consequences of a Market Disruption Event” below) the calculation agent will nevertheless determine the annual closing prices, and, in turn, the basket return based on its assessment, made in its sole discretion, of the return of the basket at the applicable time on that day.

Certain Considerations for Insurance Companies and Employee Benefit Plans

Any insurance company or fiduciary of a pension plan or other employee benefit plan that is subject to the prohibited transaction rules of the Employee Retirement Income Security Act of 1974, as amended, which we call “ERISA”, or the Internal

Revenue Code of 1986, as amended, including an IRA or a Keogh plan (or a governmental plan to which similar prohibitions apply), and that is considering purchasing the offered notes with the assets of the insurance company or the assets of such a plan, should consult with its counsel regarding whether the purchase or holding of the offered notes could become a “prohibited transaction” under ERISA, the Internal Revenue Code or any substantially similar prohibition in light of the representations a purchaser or holder in any of the above categories is deemed to make by purchasing and holding the offered notes. This is discussed in more detail under “Employee Retirement Income Security Act” below.

The Tax Treatment of Your Notes is Uncertain. However, it Would be Reasonable To Treat Each of Your Notes as a Variable Rate Debt Instrument for United States Federal Income Tax Purposes

The tax treatment of your notes is uncertain. However, it would be reasonable to treat each of your notes as a variable rate debt instrument for United States federal income tax purposes and the issuer intends to so treat the notes. Under those rules, you generally will be required to account for interest on the notes in the manner described under “Supplemental Discussion of Federal Income Tax Consequences” below. If you are a secondary purchaser of the notes, the tax consequences to you may be different. Please see “Supplemental Discussion of Federal Income Tax Consequences” below for a more detailed discussion. Please also consult your own tax advisor concerning the U.S. federal income tax and any other applicable tax consequences to you of owning your notes in your particular circumstances.

SPECIFIC TERMS OF YOUR NOTES

We refer to the notes we are offering by this prospectus supplement as the “offered notes” or the “notes”. Please note that in this prospectus supplement, references to “The Goldman Sachs Group, Inc.”, “we”, “our” and “us” mean only The Goldman Sachs Group, Inc. and do not include its consolidated subsidiaries. Also, references to the “accompanying prospectus” mean the accompanying prospectus, dated April 6, 2009, as supplemented by the accompanying prospectus supplement, dated April 6, 2009, in each case relating to the Medium-Term Notes, Series D, of The Goldman Sachs Group, Inc. Please note that in this section entitled “Specific Terms of Your Notes”, references to “holders” mean those who own notes registered in their own names, on the books that we or the trustee maintain for this purpose, and not those who own beneficial interests in notes registered in street name or in notes issued in book-entry form through The Depository Trust Company. Please review the special considerations that apply to owners of beneficial interests in the accompanying prospectus, under “Legal Ownership and Book-Entry Issuance”.

The offered notes are part of a series of debt securities, entitled “Medium-Term Notes, Series D”, that we may issue under the indenture from time to time as described in the accompanying prospectus and accompanying prospectus supplement.

This prospectus supplement summarizes specific financial and other terms that apply to the offered notes, including your notes; terms that apply generally to all Series D medium-term notes are described in “Description of Notes We May Offer” in the accompanying prospectus supplement. The terms described here supplement those described in the accompanying prospectus supplement and the accompanying prospectus and, if the terms described here are inconsistent with those described there, the terms described here are controlling.

In addition to those terms described on the first three pages of this prospectus supplement, the following terms will apply to your notes:

Interest: we will pay interest on your notes as described in this prospectus supplement

Specified currency:

•	U.S. dollars (“$” or “USD”)

Form of note:

•	global form only: yes, at DTC

•	non-global form available: no

Denominations: each note registered in the name of a holder must have a face amount of

$1,000 or integral multiples of $1,000 in excess thereof

Defeasance applies as follows:

•	full defeasance: no

•	covenant defeasance: no

Other terms:

•	the default amount will be payable on any acceleration of the maturity of your notes as described under “— Special Calculation Provisions” below;

•	anti-dilution provisions will apply to your notes as described under “— Anti-Dilution Adjustments” below;

•	a business day for your notes will not be the same as a business day for our other Series D medium-term notes, as described under “— Special Calculation Provisions” below; and

•	a trading day for your notes will be as described under “— Special Calculation Provisions” below

Please note that the information about the settlement date or trade date, issue price, underwriting discount or commission and net proceeds to The Goldman Sachs Group, Inc. on the front cover page or elsewhere in this prospectus supplement relates only to the initial issuance and sale of the notes. We may decide to sell additional notes on one or more dates after the date of this prospectus supplement, at issue prices, underwriting discounts and net proceeds that differ from the amounts set forth on the front cover page or elsewhere in this prospectus supplement. If you have purchased your notes in a market-making transaction after the initial issuance and sale of the offered notes, any such relevant information about the sale to you will be provided in a separate confirmation of sale.

We describe the terms of your notes in more detail below.

Basket and Basket Stocks

In this prospectus supplement, when we refer to the basket, we mean the basket specified on the “Summary Information — Key Terms” on page S-2 and as described under “The Basket” on page S-26. When we refer to the basket stocks as of any time, we mean the 30 common stocks that constitute the basket listed on page A-1 and selected as described in “The Basket” on page S-26, after giving effect to any additions, deletions, or substitutions.

Payment of Annual Interest on the Interest Payment Dates

On each interest payment date, for each $1,000 face amount of your notes we will pay:

•	if the basket return is less than or equal to the minimum annual interest rate, $10.00; or

•

if the basket return is greater than the minimum annual interest rate, the product of $1,000 times the basket return; however, because of the maximum stock return the basket return is effectively subject to a cap, and the maximum amount in cash you could receive on any interest payment date is $100.00

The basket return for an interest payment date is the arithmetic average of the stock returns of the basket stocks for such interest payment date, which will be calculated by adding the stock returns for all basket stocks and dividing the sum by 30. The stock return of each basket stock is calculated by subtracting the initial price from the annual closing price for such interest payment date and dividing the result by the initial price, with the quotient expressed as a percentage, subject to the maximum stock return of 10.00%.

The initial prices are as set forth on page A-1

The calculation agent will determine the annual closing prices for each interest payment date, which for each basket stock will be the closing price of such basket stock on the exchange on which it has its primary listing on the applicable interest determination date, subject to any anti-dilution adjustments.

The calculation agent will have discretion to adjust the closing prices of the basket stocks on the applicable interest determination date or to determine it in a different manner as described under “— Consequences of a Market Disruption Event or a Non-Trading Day” below.

Stated Maturity Date

The stated maturity date is May 2, 2016. If the final interest determination date is postponed as described under “— Interest Determination Dates” below, the stated maturity date will be postponed by the same number of business day(s) from but excluding the originally scheduled final interest determination date to and including the postponed interest determination date.

Interest Payment and Interest Payment Dates

Interest will be calculated and paid as described in this prospectus supplement.

Interest on the offered notes will be paid annually on the interest payment dates, which are the fifth business day after the applicable interest determination date, subject to adjustment as described under “— Stated Maturity Date” above and “— Interest Determination Dates” below).

Interest Determination Dates

The interest determination dates are April 25, 2012, April 25, 2013, April 25, 2014, April 27, 2015 and April 25, 2016, unless the calculation agent determines that a market disruption event with respect to any basket stock occurs or is continuing on any such day or that any such day is not otherwise a trading day with respect to any basket stock. In that event, the applicable interest determination date will be the first following trading day on which the calculation agent determines that a market disruption event does not occur or is not continuing with respect to any basket stock. In no event, however, will the applicable interest determination date be postponed to a date more than five trading days from the originally scheduled interest determination date, or in the case of the interest determination date occurring in 2016, to a date later than the originally scheduled stated maturity date or, if the originally scheduled stated maturity date is not a business day, later than the first business day after the originally scheduled stated maturity date. If any interest determination date is postponed to the last possible day for that annual period, but a market disruption event with respect to any basket stock occurs or is continuing on that day with respect to any basket stock or that day is not a trading day with respect to any basket stock, that day will nevertheless be the applicable interest determination date.

Payment of Principal on Stated Maturity Date

The payment amount for each $1,000 face amount of your notes outstanding on the stated maturity date will be an amount in cash, equal to $1,000.

Consequences of a Market Disruption Event or a Non-Trading Day

If a market disruption event relating to one or more basket stocks occurs or is continuing on a day that would otherwise be the applicable originally scheduled interest determination date or such day is not a trading day, the calculation agent will calculate the basket return by using:

•

for each basket stock that did not suffer a market disruption event on the applicable originally scheduled interest determination date, the closing price of such basket stock on such date as quoted on the exchange on which such basket stock has its primary listing, as determined by the calculation agent in its sole discretion; and

•

for each basket stock that did suffer a market disruption event on the applicable originally scheduled interest determination date, the closing price of such basket stock on the first trading day following the originally scheduled interest determination date on which no market disruption event exists for such stock or, if there is no such trading day prior to the last possible interest determination date for that annual period, on the postponed interest determination date described under “— Interest Determination Dates” above.

If such market disruption continues through the last possible interest determination date for that annual period (or such date is not a trading day for such basket stock) and if the calculation agent determines that any closing price that must be used to determine the basket return was not available on any day from the originally scheduled interest determination date through the last possible interest determination date for that annual period because of the market disruption event or for any other reason, then the calculation agent for that annual period will determine the basket return based on its assessment, made in its sole discretion, of the return of the basket or any relevant closing price on such last possible interest determination date.

Anti-Dilution Adjustments

The calculation agent will adjust the basket return as described below, but only if an event described under one of the six subsections beginning with “— Stock Splits” below occurs with regard to that basket stock and only if the relevant event occurs during the period described under the applicable subsection.

The adjustments described below do not cover all events that could affect the annual closing prices of each basket stock, such as an issuer tender or exchange offer for a basket stock at a premium to its market price or a tender or exchange offer made by a third party for less than all outstanding shares of a basket stock. We describe the risks relating to dilution under “Additional Risk Factors Specific to Your Notes — You Have Limited Anti-Dilution Protection” above.

How Adjustments Will Be Made

In this prospectus supplement, we refer to anti-dilution adjustment of the annual closing prices of each basket stock on any interest determination date. If an event requiring anti-dilution adjustment occurs, the calculation agent will make the adjustment by taking the following steps:

•

Step One. The calculation agent will adjust the reference amount. This term refers to the amount of the basket stock or other property for which the annual closing price for such basket stock is to be determined on the applicable interest determination date. For example, if no adjustment is required, the reference amount will be one share of the basket stock. In that case, the annual closing price for such basket stock will be the closing price of one share of the basket stock on the applicable interest determination date. We describe how the closing price will be determined under “— Special Calculation Provisions” below.

If an adjustment is required because one of the dilution events described in the first five subsections below — these involve stock splits, reverse stock splits, stock dividends, other dividends and distributions and issuances of transferable rights and warrants — occurs, then the adjusted reference amount may be, for example, two shares of the basket stock or one half share of the basket stock, depending on the event. In that example, the annual closing price for such basket stock would be the closing price, on the applicable interest determination date, of two shares of the basket stock or a half share of the basket stock, as applicable.

If an adjustment is required because one of the reorganization events described under “— Reorganization Events” below — these involve events in which cash, securities or other property is distributed in respect of the basket stock — occurs, then the reference amount will be adjusted to be as follows, assuming there has been no prior anti-dilution adjustment: the amount of each type of property distributed in the reorganization event in respect of one share of the basket stock, plus one share of the basket stock if the basket stock remains outstanding. In that event, the annual closing price for such basket stock will be the value, on the applicable interest determination date, of the adjusted reference amount.

The manner in which the calculation agent adjusts the reference amount in step one will depend on the type of dilution event requiring adjustment. These events and the nature of the required adjustments are described in the six subsections that follow.

•	Step Two. Having adjusted the reference amount in step one, the calculation agent will determine the annual closing price for such basket stock, which will be the closing price of one share of the basket stock multiplied by the adjusted reference amount on the applicable interest determination date.

However, if the reference amount was adjusted due to the occurrence of a reorganization event such that the reference amount is now made up of distribution property, the annual closing price for such basket stock will be the total value of such distribution property (as further adjusted due to any subsequent dilution events) on the applicable interest determination date as determined by the calculation agent in the manner described under “— Adjustments for Reorganization Events” below.

•	Step Three. Having determined the annual closing price for such basket stock in step two, the calculation agent will use this price to calculate the basket return.

If more than one event requiring adjustment of the annual closing price for such basket stock occurs, the calculation agent will first adjust the reference amount as described in step one above for each event, sequentially, in the order in which the events occur, and on a cumulative basis. Thus, having adjusted the reference amount for the first event, the calculation agent will repeat step one for the second event, applying the required adjustment to the reference amount as already adjusted for the first event, and so on for each subsequent event. Having adjusted the reference amount for all events, the calculation agent will then take the remaining applicable steps in the process described above, determining the annual closing price for such basket stock using the reference amount as sequentially and cumulatively adjusted for all the relevant events. The calculation agent will make all required determinations and adjustments no later than the applicable interest determination date.

The calculation agent will adjust the reference amount for each reorganization event described under “— Reorganization Events” below. For any other dilution event described below, however, the calculation agent will not be required to adjust the reference amount unless the adjustment of the reference amount would result in a change of at least 0.1% in the annual closing price that would apply without the adjustment. The annual closing price resulting from any adjustment of the reference amount will be rounded up or down, as appropriate, to the nearest ten-thousandth, with five hundred-thousandths being rounded upward — e.g., 0.12344 will be rounded down to 0.1234 and 0.12345 will be rounded up to 0.1235.

If an event requiring anti-dilution adjustment occurs, the calculation agent will make the adjustment with a view to offsetting, to the extent practical, any change in the economic position of the holder and The Goldman Sachs Group, Inc., relative to your notes, that results solely from that event. The calculation agent may, in its sole discretion, modify the anti-dilution adjustments as necessary to ensure an equitable result. The calculation agent will make all determinations with respect to anti-dilution adjustments, including any determination as to whether an event requiring adjustment has occurred, as to the nature of the adjustment required and how it will be made or as to the value of any property distributed in a reorganization event, and will do so in its sole discretion. In the absence of manifest error, those determinations will be conclusive for all purposes and will be binding on you and us, without any liability on the part of the calculation agent. The calculation agent will provide information about the adjustments it makes upon written request by the holder.

In this prospectus supplement, when we say that the calculation agent will adjust the reference amount for one or more dilution events, we mean that the calculation agent will take all the applicable steps described above with respect to those events.

The following subsections describe the dilution events for which the reference amount is to be adjusted. Each subsection describes the manner in which the calculation agent will adjust the reference amount — the first step in the adjustment process described above — for the relevant event.

Stock Splits

A stock split is an increase in the number of a corporation’s outstanding shares of stock without any change in its stockholders’ equity. Each outstanding share will be worth less as a result of a stock split.

If the basket stock is subject to a stock split, then the calculation agent will adjust the reference amount to equal the sum of the prior reference amount — i.e., the reference amount before that adjustment — plus the product of (1) the number of additional shares issued in the stock split with respect to one share of the basket stock times (2) the prior reference amount. The reference amount — and thus the annual closing price for such basket stock — will not be adjusted, however, unless the first day on which the basket stock trades without the right to receive the stock split occurs after the trade date and on or before the applicable interest determination date.

Reverse Stock Splits

A reverse stock split is a decrease in the number of a corporation’s outstanding shares of stock without any change in its stockholders’ equity. Each outstanding share will be worth more as a result of a reverse stock split.

If the basket stock is subject to a reverse stock split, then once the reverse stock split becomes effective, the calculation agent will adjust the reference amount to equal the product of the prior reference amount times the quotient of (1) the number of shares of the basket stock outstanding immediately after the reverse stock split becomes effective divided by (2) the number of shares of the basket stock outstanding immediately before the reverse stock split becomes effective. The reference amount — and thus the annual closing price for such basket stock — will not be adjusted, however, unless the reverse stock split becomes effective after the trade date and on or before the applicable interest determination date.

Stock Dividends

In a stock dividend, a corporation issues additional shares of its stock to all holders of its outstanding shares of its stock in proportion to the shares they own. Each outstanding share will be worth less as a result of a stock dividend.

If the basket stock is subject to a stock dividend, then the calculation agent will adjust the reference amount to equal the sum of the prior reference amount plus the product of (1) the number of additional shares issued in the stock dividend with respect to one share of the basket stock times (2) the prior reference amount. The reference amount — and thus the annual closing price for such basket stock — will not be adjusted, however, unless the ex-dividend date occurs after the trade date and on or before the applicable interest determination date.

Other Dividends and Distributions

The reference amount will not be adjusted to reflect dividends or other distributions paid with respect to the basket stock, other than:

•	Stock dividends described above,

•	issuances of transferable rights and warrants as described under “— Transferable Rights and Warrants” below,

•	distributions that are spin-off events described under “— Reorganization Events” below, and, extraordinary dividends described below.

A dividend or other distribution with respect to the basket stock will be deemed to be an extraordinary dividend if its per share value exceeds that of the immediately preceding non-extraordinary dividend, if any, for the basket stock by an amount equal to at least 10% of the closing price of the basket stock on the first trading day before the ex-dividend date.

If an extraordinary dividend occurs with respect to the basket stock, the calculation agent will adjust the reference amount to equal the product of (1) the prior reference amount times (2) a fraction, the numerator of which is the closing price of the basket stock on the trading day before the ex-dividend date and the denominator of which is the amount by which that closing price exceeds the extraordinary dividend amount. The reference amount — and thus the annual closing price for such basket stock — will not be adjusted, however, unless the ex-dividend date occurs after the trade date and on or before the applicable interest determination date.

The extraordinary dividend amount with respect to an extraordinary dividend for the basket stock equals:

•

for an extraordinary dividend that is paid in lieu of a regular quarterly dividend, the amount of the extraordinary dividend per share of the basket stock minus the amount per share of the immediately preceding dividend, if any, that was not an extraordinary dividend for the basket stock, or

•	for an extraordinary dividend that is not paid in lieu of a regular quarterly dividend, the amount per share of the extraordinary dividend.

To the extent an extraordinary dividend is not paid in cash, the value of the non-cash component will be determined by the calculation agent in its sole discretion. A distribution on the basket stock that is a stock dividend, an issuance of transferable rights or warrants or a spin-off event and also an extraordinary dividend will result in an adjustment to the annual closing price for such basket stock only as described under “— Stock Dividends” above, “— Transferable Rights and Warrants” below or “— Reorganization Events” below, as the case may be, and not as described here.

Transferable Rights and Warrants

If the basket stock issuer issues transferable rights or warrants to all holders of the basket stock to subscribe for or purchase the basket stock at an exercise price per share that is less than the closing price of the basket stock on the trading day immediately preceding the ex-dividend date for the issuance, then the reference amount will be adjusted by multiplying the prior reference amount by the following fraction:

•

the numerator will be the number of shares of the basket stock outstanding at the close of business on the day immediately preceding that ex-dividend date plus the number of additional shares of the basket stock offered for subscription or purchase under those transferable rights or warrants, and

•

the denominator will be the number of shares of the basket stock outstanding at the close of business on the day immediately preceding that ex-dividend date plus the number of additional shares of the basket stock that the aggregate offering price of the total number of shares of the basket stock so offered for subscription or purchase would purchase at the closing price of the basket stock on the trading day immediately preceding that ex-dividend date, with that number of additional shares being determined by multiplying the total number of shares so offered by the exercise price of those transferable rights or warrants and dividing the resulting product by the closing price on the trading day immediately preceding that ex-dividend date.

The reference amount — and thus the annual closing price for such basket stock — will not be adjusted, however, unless the ex-dividend date described above occurs after the trade date and on or before the applicable interest determination date.

Reorganization Events

Each of the following is a reorganization event:

•	the basket stock is reclassified or changed,

•

the basket stock issuer has been subject to a merger, consolidation, amalgamation, binding share exchange or other business combination and either is not the surviving entity or is the surviving entity but all of the outstanding shares of the basket stock are reclassified or changed,

•

the basket stock has been subject to a takeover offer, tender offer, exchange offer, solicitation proposal or other event by another entity or person to purchase or otherwise obtain all of the outstanding shares of the basket stock such that all of the outstanding shares of the basket stock (other than shares of the basket stock owned or controlled by such other entity or person) are transferred, or irrevocably committed to be transferred, to another entity or person,

•	the basket stock issuer sells or otherwise transfers its property and assets as an entirety or substantially as an entirety to another entity,

•

the basket stock issuer effects a spin-off —that is, issues to all holders of the basket stock equity securities of another issuer, other than as part of an event described in the four bullet points above,

•	the basket stock issuer is liquidated, dissolved or wound up or is subject to a proceeding under any applicable bankruptcy, insolvency or other similar law, or

•

any other corporate or similar events that affect or could potentially affect market prices of, or shareholders’ rights in, the basket stock or distribution property, which will be substantiated by an official characterization by either the Options Clearing Corporation with respect to options contracts on the basket stock or by the primary securities exchange on which the basket stock or listed options on the basket stock are traded, and will ultimately be determined by the calculation agent in its sole discretion.

Adjustments for Reorganization Events

If a reorganization event occurs, then the calculation agent will adjust the reference amount so that it consists of the amount of each type of distribution property, if any, distributed in respect of one share of the basket stock — or in respect of whatever the prior reference amount may be — in the reorganization event. We define the term “distribution property” below. For purposes of the three step adjustment process described under “— How Adjustments Will Be Made” above, the distribution property so distributed will be deemed to be the reference amount adjusted as described in step one, the value of the adjusted reference amount on the applicable interest determination date will be deemed to be the annual closing price for such basket stock described in step two and the calculation agent will determine the cash settlement amount based on the annual closing price for such basket stock as described in step three.

The calculation agent will determine the value of each type of distribution property, in its sole discretion. For any distribution property consisting of a listed security, the calculation agent will use the closing price for the security on the applicable interest determination date. The calculation agent may value, on the applicable interest determination date, other types of property in any manner it determines, in its sole discretion, to be appropriate.

If a holder of the basket stock may elect to receive different types or combinations of types of distribution property in the reorganization event, the distribution property will consist of the types and amounts of each type distributed to a holder that makes no election, as determined by the calculation agent in its sole discretion.

We may elect, at our discretion, to substitute any one or more types of distribution property with a cash payment of equivalent value. As described under “— How Adjustments Will Be Made” above, the calculation agent may, in its sole discretion, modify the adjustments described in this paragraph as necessary to ensure an equitable result.

If a reorganization event occurs and the calculation agent adjusts the reference amount to consist of the distribution property distributed in the reorganization event, as described above, the calculation agent will make any further anti-dilution adjustments for later events that affect the distribution property, or any component of the distribution property, comprising the new reference amount. The calculation agent will do so to the same extent that it would make adjustments if the basket stock were outstanding and were affected by the same kinds of events. If a subsequent reorganization event affects only a particular component of the reference amount, the required adjustment will be made with respect to that component, as if it alone were the reference amount.

For example, if the basket stock issuer merges into another company and each share of the basket stock is converted into the right to receive two common shares of the surviving company and a specified amount of cash, the reference amount will be adjusted to consist of two common shares of the surviving company and the specified amount of cash for each share of the basket stock (adjusted proportionately for any partial share) comprising the reference amount before the adjustment. The calculation agent will adjust the common share component of the adjusted reference amount to reflect any later stock split or other event, including any later reorganization event, that affects the common shares of the surviving company, to the extent described in this subsection entitled “— Anti-Dilution Adjustments” as if the common shares of the surviving company were the basket stock. In that event, the cash component will not be adjusted but will continue to be a component of the reference amount. Consequently, each component included in the reference amount will be adjusted on a sequential and cumulative basis for all relevant events requiring adjustment up to the relevant date.

The calculation agent will not make any adjustment for a reorganization event, however, unless the event becomes effective (or, if the event is a spin-off, unless the ex-dividend date for the spin-off occurs) after the trade date and on or before the applicable interest determination date.

Distribution Property. When we refer to distribution property, we mean the cash, securities and other property or assets, if any, distributed in a reorganization event in respect of one outstanding share of the basket stock — or in respect of whatever the applicable reference amount may then be if any anti-dilution adjustment has been made in respect of a prior event. In the case of a spin-off or any other reorganization event after which the basket stock remains outstanding, the distribution property also includes one share of the basket stock — or other applicable reference amount — in respect of which the distribution is made.

If a reorganization event occurs, the distribution property, if any, distributed in the event will be substituted for the basket stock as described above. Consequently, when we refer to the basket stock, we mean any distribution property that is distributed in a reorganization event and comprises the adjusted reference amount. Similarly, when we refer to the basket stock issuer, we mean any successor entity in a reorganization event.

Default Amount on Acceleration

If an event of default occurs and the maturity of your notes is accelerated, we will pay the default amount in respect of the principal of your notes at the maturity, instead of the payment amount on the stated maturity date as described earlier. We describe the default amount under “— Special Calculation Provisions” below.

For the purpose of determining whether the holders of our Series D medium-term notes, which include the offered notes, are entitled to take any action under the indenture, we will treat the outstanding face amount of each offered note as the outstanding principal amount of that note. Although the terms of the offered notes differ from those of the other Series D medium-term notes, holders of specified percentages in principal amount of all Series D medium-term notes, together in some cases with other series of our debt securities, will be able to take action affecting all the Series D medium-term notes, including the offered notes. This action may involve changing some of the terms that apply to the Series D medium-term notes, accelerating the maturity of the Series D medium-term notes after a default or waiving some of our obligations under the indenture. We discuss these matters in the accompanying prospectus under “Description of Debt Securities We May Offer —Default, Remedies and Waiver of Default” and “— Modification of the Debt Indentures and Waiver of Covenants”.

Manner of Payment

Any payment on your notes at maturity will be made to an account designated by the holder of your notes and approved by us, or at the office of the trustee in New York City, but only when your notes are surrendered to the trustee at that office. We may pay interest due on any interest payment date by check mailed to the person who is the holder of the notes on the regular record date. We also may make any payment in accordance with the applicable procedures of the depositary.

Business Day Convention

The “following unadjusted business day” convention applies to this note. As described in the accompanying prospectus supplement, when a following business day convention is applied, any payment on your notes that would otherwise be due on a day that is not a business day may instead be paid on the next day that is a business day, with the same effect as if paid on the original due date. For your notes, however, the term business day is defined under “— Special Calculation Provisions” below.

Role of Calculation Agent

The calculation agent will make all determinations regarding composition of the basket, market disruption events, the basket stocks’ annual closing prices, anti-dilution adjustments, the default amount, business days, trading days, the applicable interest determination date and the stated maturity date, the basket return, and the payment amount on your notes on each interest payment date, including the stated maturity date. Absent manifest error, all determinations of the calculation agent will be final and binding on you and us, without any liability on the part of the calculation agent.

Please note that the firm named as the calculation agent in this prospectus supplement is the firm serving in that role as of the original issue date of your notes. We may change the calculation agent after the original issue date without notice and Goldman, Sachs & Co. may resign as calculation agent at any time upon 60 days’ written notice to Goldman Sachs.

Special Calculation Provisions

Business Day

When we refer to a business day with respect to your notes, we mean a day that is a New York business day as described under “Description of Debt Securities We May Offer — Payment Mechanics for Debt Securities — Business Days” on page 28 in the accompanying prospectus.

Trading Day

When we refer to a trading day with respect to your notes, we mean a day on which the securities market on which each basket stock has its primary listing is open for trading.

Closing Price

The closing price for any security on any day will equal the official closing sale price or last reported official sale price, regular way, for the security, on a per-share or other unit basis:

•	on the national securities exchange on which that security has its primary listing for trading on that day, or

•	if that security is not listed on any national securities exchange on that day, on any other U.S. national market system on which that security has its primary listing for trading.

If that security is not listed or traded as described above, then the closing price for that security on any day will be the average, as determined by the calculation agent, of the bid prices for the security obtained from as many dealers in that security selected by the calculation agent as will make those bid prices available to the calculation agent. The number of dealers need not exceed three and may include the calculation agent or any of its or our affiliates.

Default Amount

The default amount for your notes on any day will be an amount, in the specified currency for the principal of your notes, equal to the cost of having a qualified financial institution, of the kind and selected as described below, expressly assume all our payment and other obligations with respect to your notes as of that day and as if no default or acceleration had occurred, or to undertake other obligations providing substantially equivalent economic value to you with respect to your notes. That cost will equal:

•	the lowest amount that a qualified financial institution would charge to effect this assumption or undertaking, plus

•	the reasonable expenses, including reasonable attorneys’ fees, incurred by the holder of your notes in preparing any documentation necessary for this assumption or undertaking.

During the default quotation period for your notes, which we describe below, the holder and/or we or Goldman, Sachs & Co. may request a qualified financial institution to provide a quotation of the amount it would charge to effect this assumption or undertaking. If either party obtains a quotation, it must notify the other party in writing of the quotation. The amount referred to in the first bullet point above will equal the lowest — or, if there is only one, the only — quotation obtained, and as to which notice is so given, during the default quotation period. With respect to any quotation, however, the party not obtaining the quotation may object, on reasonable and significant grounds, to the assumption or undertaking by the qualified financial institution providing the quotation and notify the other party in writing of those grounds within two business days after the last day of the default quotation period, in which case that quotation will be disregarded in determining the default amount.

Default Quotation Period. The default quotation period is the period beginning on the day the default amount first becomes due and ending on the third business day after that day, unless:

•	no quotation of the kind referred to above is obtained, or

•	every quotation of that kind obtained is objected to within five business days after the due day as described above.

If either of these two events occurs, the default quotation period will continue until the third business day after the first business day on which prompt notice of a quotation is given as described above. If that quotation is objected to as described above within five business days after that first business day, however, the default quotation period will continue as described in the prior sentence and this sentence.

In any event, if the default quotation period and the subsequent two business day objection period have not ended before the applicable interest determination date, then the default amount will equal the principal amount of your notes.

Qualified Financial Institutions. For the purpose of determining the default amount at any time, a qualified financial institution must be a financial institution organized under the laws of any jurisdiction in the United States of America, Europe or Japan, which at that time has outstanding debt obligations with a stated maturity of one year or less from the date of issue and is rated either:

•	A-1 or higher by Standard & Poor’s Ratings Group or any successor, or any other comparable rating then used by that rating agency, or

•	P-1 or higher by Moody’s Investors Service, Inc. or any successor, or any other comparable rating then used by that rating agency.

Market Disruption Event

Any of the following will be a market disruption event with respect to any basket stock on any given trading day:

•

a suspension, absence or material limitation of trading in the basket stock on the exchange on which it has its primary listing for more than two hours of trading or during the one-half hour before the close of trading in that market, as determined by the calculation agent in its sole discretion, or

•

a suspension, absence or material limitation of trading in option or futures contracts relating to the basket stock, if available, in the primary market for those contracts for more than two hours of trading or during the one-half hour before the close of trading in that market, as determined by the calculation agent in its sole discretion, or

•	the basket stock does not trade on the exchange on which it has its primary listing, as determined by the calculation agent in its sole discretion,

and, in the case of any of these events, the calculation agent determines in its sole discretion that the event could materially interfere with the ability of The Goldman Sachs Group, Inc. or any of its affiliates or a similarly situated party to unwind all or a material portion of a hedge that could be effected with respect to the offered notes. For more information about hedging by The Goldman Sachs Group, Inc. and/or any of its affiliates, see “Use of Proceeds and Hedging” below.

The following events will not be market disruption events:

•	a limitation on the hours or numbers of days of trading, but only if the limitation results from an announced change in the regular business hours of the relevant market, and

•	a decision to permanently discontinue trading in the option or futures contracts relating to the basket stock.

For this purpose, an “absence of trading” on the exchange on which a basket stock has its primary listing, or on which option or futures contracts relating to the basket stock are traded, will not include any time when that market is itself closed for trading under ordinary circumstances. In contrast, a suspension or limitation of trading in a basket stock or in option or futures contracts relating to the basket stock, if available, in the primary market for those contracts, or on the exchange on which that basket stock has its primary listing by reason of:

•	a price change exceeding limits set by that market, or

•	an imbalance of orders relating to that stock or those contracts, or

•	a disparity in bid and ask quotes relating to that stock or those contracts,

will constitute a suspension or material limitation of trading in that stock or those contracts in that market.

In this subsection about market disruption events, references to the basket stocks include securities that are part of any adjusted reference amount, as determined by the calculation agent in its sole discretion.

USE OF PROCEEDS AND HEDGING

We expect to use the net proceeds we receive from the sale of the offered notes for the purposes we describe in the accompanying prospectus under “Use of Proceeds”. We or our affiliates may also use those proceeds in transactions intended to hedge our obligations under the offered notes as described below.

In anticipation of the sale of the offered notes, we and/or our affiliates have entered or expect to enter into hedging transactions involving purchases of futures or other instruments linked to the basket or basket stocks before the trade date. In addition, from time to time after we issue the offered notes, we and/or our affiliates may enter into additional hedging transactions and unwind those we have entered into, in connection with the offered notes and perhaps in connection with other notes we issue, some of which may have returns linked to the basket or basket stocks. Consequently, with regard to your notes, from time to time, we and/or our affiliates:

•	expect to acquire or dispose of some or all of the basket stocks,

•

may take short positions in the basket or some or all of the basket stocks or other securities of any of the basket stock issuers — i.e., we and/or our affiliates may sell securities of the kind that we do not own or that we borrow for delivery to the purchaser,

•	may take or dispose of positions in listed or over-the-counter options, futures or other instruments based on the basket or any of the basket stocks, and/or

•	may take or dispose of positions in listed or over-the-counter options or other instruments based on indices designed to track the performance of the NASDAQ Stock Market LLC, the New York Stock Exchange or other components of the U.S. equity market.

We and/or our affiliates may acquire a long or short position in securities similar to your notes from time to time and may, in our or their sole discretion, hold or resell those securities.

In the future, we and/or our affiliates expect to close out hedge positions relating to the offered notes and perhaps relating to other notes with returns linked to the basket or one or more of the basket stocks. We expect these steps, which could occur on or before any interest determination date or the stated maturity date for your notes, to involve sales of one or more of the basket stocks and may involve sales and/or purchases of listed or over-the-counter options, futures or other instruments based on the basket or one or more of the basket stocks, or listed or over-the-counter options, futures or other instruments based on indices designed to track the performance of the NASDAQ Stock Market LLC, the New York Stock Exchange or other components of the U.S. equity market.

The hedging activity discussed above may adversely affect the market value of your notes from time to time and the amount we will pay on your notes on any interest payment date or at maturity. See “Additional Risk Factors Specific to Your Notes — Trading and Other Transactions by Goldman Sachs in Instruments Linked to the Basket or Basket Stocks May Impair the Value of Your Notes” on page S-11 and “Additional Risk Factors Specific to Your Notes — Our Business Activities May Create Conflicts of Interest Between Your Interests in the Notes and Us” on page S-11 for a discussion of these adverse effects.

THE BASKET

The basket is fixed and consists of the 30 common stocks that are currently constituents of the Dow Jones Industrial AverageSM. Each basket stock is equally weighted on the trade date. The stocks have a primary listing, as determined by Bloomberg Financial Services without independent verification, on exchanges in the United States. Each of the basket stocks is a publicly traded company in the United States and files reports with the United States Securities and Exchange Commission regarding, among other things, its results of operations, its business and its business risks. You can access these reports at www.sec.gov. You should make your own investigation of the basket stocks.

Composition

The 30 common stocks that comprise the basket are listed on page A-1.

Initial Weight for Each Basket Stock

Each basket stock is equally weighted.

Historical Highs, Lows and Closing Prices of the Basket Stocks

The closing prices of the basket stocks have fluctuated in the past and may, in the future, experience significant fluctuations. Any historical upward or downward trend in the closing prices of the basket stocks during any period shown below is not an indication that the index is more or less likely to increase or decrease at any time during the life of your notes.

You should not take the historical levels of the basket stocks as an indication of the future performance of the basket. We cannot give you any assurance that the future performance of the basket stocks will result in your receiving annual interest greater than the minimum annual interest rate. In light of the increased volatility currently being experienced by the financial services sector and U.S. and global securities markets, and recent market declines, it may be substantially more likely that the annual interest may be $10.00 for each $1,000 face amount of notes.

Neither we nor any of our affiliates make any representation to you as to the performance of the basket or the basket stocks. The actual performance of the basket or the basket stocks over the life of the offered notes, as well as the payment you receive on each interest payment date, may bear little relation to the historical prices shown below.

The tables below show the highs, lows and closing prices of the basket stocks for each of the four calendar quarters in 2008, 2009 and 2010 and the first two calendar quarters of 2011 (through April 25, 2011). We obtained the prices listed in the table below from Bloomberg Financial Services, without independent verification.

Quarterly High, Low and Closing Prices of 3M Company

(all amounts in U.S. Dollars)

	High	Low	Last
2008
Quarter ended March 31	82.71	74.91	79.15
Quarter ended June 30	82.90	69.51	69.59
Quarter ended September 30	74.38	66.32	68.31
Quarter ended December 31	67.39	53.50	57.54

2009
Quarter ended March 31	59.19	41.83	49.72
Quarter ended June 30	61.00	50.65	60.10
Quarter ended September 30	75.38	58.76	73.80
Quarter ended December 31	84.13	71.93	82.67

2010
Quarter ended March 31	85.12	77.53	83.57
Quarter ended June 30	89.81	74.74	78.99
Quarter ended September 30	88.03	77.67	86.71
Quarter ended December 31	90.90	83.59	86.30

2011
Quarter ended March 31	93.75	86.14	93.50
Quarter ending June 30 (through April 25, 2011)	94.12	91.45	94.12

Quarterly High, Low and Closing Prices of Alcoa Inc.

(all amounts in U.S. Dollars)

	High	Low	Last
2008
Quarter ended March 31	39.12	28.79	36.06
Quarter ended June 30	44.59	33.93	35.62
Quarter ended September 30	34.94	21.38	22.58
Quarter ended December 31	21.27	6.85	11.26

2009
Quarter ended March 31	12.12	5.22	7.34
Quarter ended June 30	12.22	7.60	10.33
Quarter ended September 30	14.47	9.23	13.12
Quarter ended December 31	16.34	11.93	16.12

2010
Quarter ended March 31	17.45	12.73	14.24
Quarter ended June 30	15.03	10.06	10.06
Quarter ended September 30	12.21	10.00	12.11
Quarter ended December 31	15.39	11.92	15.39

2011
Quarter ended March 31	17.65	15.64	17.65
Quarter ending June 30 (through April 25, 2011)	18.13	16.14	16.89

Quarterly High, Low and Closing Prices of American Express Company

(all amounts in U.S. Dollars)

	High	Low	Last
2008
Quarter ended March 31	51.04	40.04	43.72
Quarter ended June 30	51.33	37.67	37.67
Quarter ended September 30	42.19	32.55	35.43
Quarter ended December 31	35.34	17.23	18.55

2009
Quarter ended March 31	21.07	10.26	13.63
Quarter ended June 30	28.40	14.44	23.24
Quarter ended September 30	35.84	22.27	33.90
Quarter ended December 31	41.83	32.46	40.52

2010
Quarter ended March 31	42.98	36.79	41.26
Quarter ended June 30	48.05	37.71	39.70
Quarter ended September 30	45.43	39.21	42.03
Quarter ended December 31	46.37	37.82	42.92

2011
Quarter ended March 31	46.86	42.36	45.20
Quarter ending June 30 (through April 25, 2011)	47.11	45.36	47.05

Quarterly High, Low and Closing Prices of AT&T Inc.

(all amounts in U.S. Dollars)

	High	Low	Last
2008
Quarter ended March 31	41.43	34.36	38.30
Quarter ended June 30	40.51	32.76	33.69
Quarter ended September 30	33.30	27.75	27.92
Quarter ended December 31	29.98	22.42	28.50

2009
Quarter ended March 31	29.42	21.72	25.20
Quarter ended June 30	26.83	23.67	24.84
Quarter ended September 30	27.43	23.38	27.01
Quarter ended December 31	28.34	25.31	28.03

2010
Quarter ended March 31	28.58	24.77	25.84
Quarter ended June 30	26.66	24.13	24.19
Quarter ended September 30	28.92	24.29	28.60
Quarter ended December 31	29.44	27.70	29.38

2011
Quarter ended March 31	30.71	27.33	30.60
Quarter ending June 30 (through April 25, 2011)	30.77	30.13	30.55

Quarterly High, Low and Closing Prices of Bank of America Corporation

(all amounts in U.S. Dollars)

	High	Low	Last
2008
Quarter ended March 31	45.03	35.31	37.91
Quarter ended June 30	40.86	23.87	23.87
Quarter ended September 30	37.48	18.52	35.00
Quarter ended December 31	38.13	11.25	14.08

2009
Quarter ended March 31	14.33	3.14	6.82
Quarter ended June 30	14.17	7.05	13.20
Quarter ended September 30	17.98	11.84	16.92
Quarter ended December 31	18.59	14.58	15.06

2010
Quarter ended March 31	18.04	14.45	17.85
Quarter ended June 30	19.48	14.37	14.37
Quarter ended September 30	15.67	12.32	13.11
Quarter ended December 31	13.56	10.95	13.34

2011
Quarter ended March 31	15.25	13.33	13.33
Quarter ending June 30 (through April 25, 2011)	13.72	12.27	12.44

Quarterly High, Low and Closing Prices of Boeing Company (The)

(all amounts in U.S. Dollars)

	High	Low	Last
2008
Quarter ended March 31	86.98	72.45	74.37
Quarter ended June 30	87.07	65.72	65.72
Quarter ended September 30	69.26	55.47	57.35
Quarter ended December 31	56.62	37.11	42.67

2009
Quarter ended March 31	46.31	29.36	35.58
Quarter ended June 30	52.83	35.44	42.50
Quarter ended September 30	54.62	39.04	54.15
Quarter ended December 31	56.05	47.22	54.13

2010
Quarter ended March 31	74.11	56.18	72.61
Quarter ended June 30	75.59	60.11	62.75
Quarter ended September 30	69.69	60.76	66.54
Quarter ended December 31	71.66	62.50	65.26

2011
Quarter ended March 31	73.93	66.40	73.93
Quarter ending June 30 (through April 25, 2011)	75.44	72.13	74.90

Quarterly High, Low and Closing Prices of Caterpillar, Inc.

(all amounts in U.S. Dollars)

	High	Low	Last
2008
Quarter ended March 31	78.29	62.47	78.29
Quarter ended June 30	85.28	73.75	73.82
Quarter ended September 30	74.98	59.60	59.60
Quarter ended December 31	56.95	32.78	44.67

2009
Quarter ended March 31	46.91	22.17	27.96
Quarter ended June 30	40.00	28.99	33.04
Quarter ended September 30	54.34	30.29	51.33
Quarter ended December 31	60.40	48.83	56.99

2010
Quarter ended March 31	64.13	50.78	62.85
Quarter ended June 30	71.65	55.83	60.07
Quarter ended September 30	79.99	59.18	78.68
Quarter ended December 31	94.63	77.27	93.66

2011
Quarter ended March 31	111.53	92.75	111.35
Quarter ending June 30 (through April 25, 2011)	113.38	103.90	108.85

Quarterly High, Low and Closing Prices of Chevron Corporation

(all amounts in U.S. Dollars)

	High	Low	Last
2008
Quarter ended March 31	94.61	77.51	85.36
Quarter ended June 30	103.09	86.74	99.13
Quarter ended September 30	99.08	77.50	82.48
Quarter ended December 31	82.20	57.83	73.97

2009
Quarter ended March 31	77.35	56.46	67.24
Quarter ended June 30	72.67	63.75	66.25
Quarter ended September 30	72.64	61.40	70.43
Quarter ended December 31	79.64	68.14	76.99

2010
Quarter ended March 31	80.88	70.13	75.83
Quarter ended June 30	82.83	67.86	67.86
Quarter ended September 30	81.28	67.31	81.05
Quarter ended December 31	91.60	80.97	91.25

2011
Quarter ended March 31	108.01	90.41	107.43
Quarter ending June 30 (through April 25, 2011)	109.66	103.81	107.42

Quarterly High, Low and Closing Prices of Cisco Systems, Inc.

(all amounts in U.S. Dollars)

	High	Low	Last
2008
Quarter ended March 31	26.75	22.86	24.09
Quarter ended June 30	27.54	23.11	23.26
Quarter ended September 30	24.91	21.04	22.56
Quarter ended December 31	21.95	14.47	16.30

2009
Quarter ended March 31	17.79	13.62	16.77
Quarter ended June 30	20.10	16.85	18.64
Quarter ended September 30	23.66	18.13	23.54
Quarter ended December 31	24.38	22.67	23.94

2010
Quarter ended March 31	26.65	22.47	26.03
Quarter ended June 30	27.57	21.31	21.31
Quarter ended September 30	24.77	20.05	21.90
Quarter ended December 31	24.51	19.07	20.23

2011
Quarter ended March 31	22.06	17.00	17.15
Quarter ending June 30 (through April 25, 2011)	18.07	16.61	17.10

Quarterly High, Low and Closing Prices of Coca-Cola Company (The)

(all amounts in U.S. Dollars)

	High	Low	Last
2008
Quarter ended March 31	65.56	57.40	60.87
Quarter ended June 30	61.44	51.84	51.98
Quarter ended September 30	55.41	49.60	52.88
Quarter ended December 31	54.16	41.01	45.27

2009
Quarter ended March 31	45.90	37.85	43.95
Quarter ended June 30	49.76	42.24	47.99
Quarter ended September 30	53.76	48.12	53.70
Quarter ended December 31	59.11	53.12	57.00

2010
Quarter ended March 31	57.13	52.65	55.00
Quarter ended June 30	55.32	50.08	50.12
Quarter ended September 30	59.10	50.03	58.52
Quarter ended December 31	65.77	58.88	65.77

2011
Quarter ended March 31	66.35	61.60	66.35
Quarter ending June 30 (through April 25, 2011)	68.31	66.90	67.74

Quarterly High, Low and Closing Prices of El DuPont de Nemours & Co.

(all amounts in U.S. Dollars)

	High	Low	Last
2008
Quarter ended March 31	47.61	42.54	46.76
Quarter ended June 30	52.25	42.69	42.89
Quarter ended September 30	48.04	39.45	40.30
Quarter ended December 31	40.47	21.95	25.30

2009
Quarter ended March 31	27.65	16.14	22.33
Quarter ended June 30	30.05	23.44	25.62
Quarter ended September 30	33.90	24.04	32.14
Quarter ended December 31	35.38	30.54	33.67

2010
Quarter ended March 31	38.77	32.19	37.24
Quarter ended June 30	40.95	34.09	34.59
Quarter ended September 30	45.67	34.05	44.62
Quarter ended December 31	50.02	44.42	49.88

2011
Quarter ended March 31	55.98	48.12	54.97
Quarter ending June 30 (through April 25, 2011)	56.06	53.75	55.12

Quarterly High, Low and Closing Prices of Exxon Mobil Corporation

(all amounts in U.S. Dollars)

	High	Low	Last
2008
Quarter ended March 31	93.83	81.44	84.58
Quarter ended June 30	94.56	84.91	88.13
Quarter ended September 30	88.35	73.25	77.66
Quarter ended December 31	83.14	62.35	79.83

2009
Quarter ended March 31	81.64	62.22	68.10
Quarter ended June 30	74.05	64.75	69.91
Quarter ended September 30	72.75	65.12	68.61
Quarter ended December 31	76.47	66.58	68.19

2010
Quarter ended March 31	70.30	64.35	66.98
Quarter ended June 30	69.29	57.07	57.07
Quarter ended September 30	62.72	56.57	61.79
Quarter ended December 31	73.42	62.19	73.12

2011
Quarter ended March 31	87.07	74.55	84.13
Quarter ending June 30 (through April 25, 2011)	86.36	83.10	86.22

Quarterly High, Low and Closing Prices of General Electric Company

(all amounts in U.S. Dollars)

	High	Low	Last
2008
Quarter ended March 31	37.49	31.70	37.01
Quarter ended June 30	38.43	26.26	26.69
Quarter ended September 30	29.95	23.10	25.50
Quarter ended December 31	24.50	12.84	16.20

2009
Quarter ended March 31	17.07	6.66	10.11
Quarter ended June 30	14.53	10.17	11.72
Quarter ended September 30	17.01	10.71	16.42
Quarter ended December 31	16.84	14.19	15.13

2010
Quarter ended March 31	18.45	15.45	18.20
Quarter ended June 30	19.50	14.42	14.42
Quarter ended September 30	16.66	13.88	16.25
Quarter ended December 31	18.32	15.76	18.29

2011
Quarter ended March 31	21.52	18.28	20.05
Quarter ending June 30 (through April 25, 2011)	20.55	19.89	19.89

Quarterly High, Low and Closing Prices of Hewlett-Packard Company

(all amounts in U.S. Dollars)

	High	Low	Last
2008
Quarter ended March 31	49.65	40.50	45.66
Quarter ended June 30	49.13	44.21	44.21
Quarter ended September 30	48.41	41.45	46.24
Quarter ended December 31	44.97	29.34	36.29

2009
Quarter ended March 31	39.31	25.53	32.06
Quarter ended June 30	38.98	32.88	38.65
Quarter ended September 30	47.88	36.84	47.21
Quarter ended December 31	52.93	45.28	51.51

2010
Quarter ended March 31	53.50	47.03	53.15
Quarter ended June 30	54.52	43.28	43.28
Quarter ended September 30	47.57	38.00	42.07
Quarter ended December 31	44.25	40.64	42.10

2011
Quarter ended March 31	48.99	40.13	40.97
Quarter ending June 30 (through April 25, 2011)	41.18	39.75	40.53

Quarterly High, Low and Closing Prices of Home Depot, Inc. (The)

(all amounts in U.S. Dollars)

	High	Low	Last
2008
Quarter ended March 31	30.67	24.71	27.97
Quarter ended June 30	30.12	23.42	23.42
Quarter ended September 30	30.16	21.46	25.89
Quarter ended December 31	25.92	18.51	23.02

2009
Quarter ended March 31	25.26	18.00	23.56
Quarter ended June 30	26.34	22.68	23.63
Quarter ended September 30	28.23	22.40	26.64
Quarter ended December 31	29.29	24.96	28.93

2010
Quarter ended March 31	32.75	27.34	32.35
Quarter ended June 30	36.49	28.07	28.07
Quarter ended September 30	31.81	27.07	31.68
Quarter ended December 31	35.24	30.21	35.06

2011
Quarter ended March 31	38.49	34.38	37.06
Quarter ending June 30 (through April 25, 2011)	38.17	37.46	37.56

Quarterly High, Low and Closing Prices of International Business Machines Corp.

(all amounts in U.S. Dollars)

	High	Low	Last
2008
Quarter ended March 31	119.06	97.50	115.14
Quarter ended June 30	129.71	114.81	118.53
Quarter ended September 30	130.00	111.47	116.96
Quarter ended December 31	110.13	71.74	84.16

2009
Quarter ended March 31	98.78	81.98	96.89
Quarter ended June 30	109.40	97.61	104.42
Quarter ended September 30	122.11	100.19	119.61
Quarter ended December 31	132.57	117.90	130.90

2010
Quarter ended March 31	134.14	121.88	128.25
Quarter ended June 30	132.68	122.10	123.48
Quarter ended September 30	135.48	121.86	134.14
Quarter ended December 31	146.92	135.25	146.76

2011
Quarter ended March 31	166.05	147.05	163.07
Quarter ending June 30 (through April 25, 2011)	168.28	163.25	167.67

Quarterly High, Low and Closing Prices of Intel Corporation

(all amounts in U.S. Dollars)

	High	Low	Last
2008
Quarter ended March 31	25.35	18.61	21.18
Quarter ended June 30	25.00	20.69	21.48
Quarter ended September 30	24.52	17.27	18.73
Quarter ended December 31	18.52	12.23	14.66

2009
Quarter ended March 31	15.82	12.08	15.05
Quarter ended June 30	16.64	15.00	16.55
Quarter ended September 30	20.32	15.94	19.57
Quarter ended December 31	20.83	18.50	20.40

2010
Quarter ended March 31	22.68	19.01	22.26
Quarter ended June 30	24.21	19.45	19.45
Quarter ended September 30	21.78	17.72	19.23
Quarter ended December 31	21.91	18.87	21.03

2011
Quarter ended March 31	22.14	19.82	20.17
Quarter ending June 30 (through April 25, 2011)	21.93	19.49	21.93

Quarterly High, Low and Closing Prices of Johnson & Johnson

(all amounts in U.S. Dollars)

	High	Low	Last
2008
Quarter ended March 31	68.31	61.33	64.87
Quarter ended June 30	68.26	63.57	64.34
Quarter ended September 30	72.22	64.64	69.28
Quarter ended December 31	67.79	55.33	59.83

2009
Quarter ended March 31	60.65	46.60	52.60
Quarter ended June 30	56.96	50.65	56.80
Quarter ended September 30	61.79	55.98	60.89
Quarter ended December 31	64.96	58.93	64.41

2010
Quarter ended March 31	65.36	62.37	65.20
Quarter ended June 30	66.03	58.00	59.06
Quarter ended September 30	62.43	57.02	61.96
Quarter ended December 31	64.76	61.55	61.85

2011
Quarter ended March 31	63.35	57.66	59.25
Quarter ending June 30 (through April 25, 2011)	64.39	59.46	64.11

Quarterly High, Low and Closing Prices of JP Morgan Chase & Co.

(all amounts in U.S. Dollars)

	High	Low	Last
2008
Quarter ended March 31	48.25	36.48	42.95
Quarter ended June 30	49.25	34.31	34.31
Quarter ended September 30	48.24	31.02	46.70
Quarter ended December 31	49.85	22.72	31.53

2009
Quarter ended March 31	31.35	15.90	26.58
Quarter ended June 30	38.94	27.25	34.11
Quarter ended September 30	46.47	32.27	43.82
Quarter ended December 31	47.16	40.27	41.67

2010
Quarter ended March 31	45.02	37.70	44.75
Quarter ended June 30	47.81	36.61	36.61
Quarter ended September 30	41.64	35.63	38.07
Quarter ended December 31	42.67	36.96	42.42

2011
Quarter ended March 31	48.00	43.40	46.10
Quarter ending June 30 (through April 25, 2011)	47.64	43.96	44.61

Quarterly High, Low and Closing Prices of Kraft Foods Inc.

(all amounts in U.S. Dollars)

	High	Low	Last
2008
Quarter ended March 31	32.70	28.81	31.01
Quarter ended June 30	32.82	28.39	28.45
Quarter ended September 30	34.97	28.40	32.75
Quarter ended December 31	33.54	24.87	26.85

2009
Quarter ended March 31	29.57	21.00	22.29
Quarter ended June 30	27.04	22.05	25.34
Quarter ended September 30	28.81	25.70	26.27
Quarter ended December 31	27.64	25.95	27.18

2010
Quarter ended March 31	30.80	27.43	30.24
Quarter ended June 30	31.07	28.00	28.00
Quarter ended September 30	31.95	27.82	30.86
Quarter ended December 31	32.47	30.19	31.51

2011
Quarter ended March 31	31.84	30.49	31.36
Quarter ending June 30 (through April 25, 2011)	33.56	31.49	33.07

Quarterly High, Low and Closing Prices of McDonald’s Corporation

(all amounts in U.S. Dollars)

	High	Low	Last
2008
Quarter ended March 31	58.17	50.75	55.77
Quarter ended June 30	61.17	55.40	56.22
Quarter ended September 30	65.95	57.19	61.70
Quarter ended December 31	63.66	51.55	62.19

2009
Quarter ended March 31	63.75	50.86	54.57
Quarter ended June 30	60.99	52.40	57.49
Quarter ended September 30	58.82	54.23	57.07
Quarter ended December 31	64.53	56.61	62.44

2010
Quarter ended March 31	67.35	61.45	66.72
Quarter ended June 30	71.52	65.87	65.87
Quarter ended September 30	76.08	66.11	74.51
Quarter ended December 31	80.34	74.92	76.76

2011
Quarter ended March 31	76.73	72.67	76.09
Quarter ending June 30 (through April 25, 2011)	78.40	75.99	77.13

Quarterly High, Low and Closing Prices of Merck & Company, Inc.

(all amounts in U.S. Dollars)

	High	Low	Last
2008
Quarter ended March 31	60.55	37.95	37.95
Quarter ended June 30	41.71	34.68	37.69
Quarter ended September 30	38.45	30.34	31.56
Quarter ended December 31	32.09	23.56	30.40

2009
Quarter ended March 31	31.00	20.99	26.75
Quarter ended June 30	27.96	22.97	27.96
Quarter ended September 30	32.95	26.45	31.63
Quarter ended December 31	38.00	30.67	36.54

2010
Quarter ended March 31	41.03	36.20	37.35
Quarter ended June 30	37.71	31.82	34.97
Quarter ended September 30	37.34	34.22	36.81
Quarter ended December 31	37.42	34.10	36.04

2011
Quarter ended March 31	37.35	31.08	33.01
Quarter ending June 30 (through April 25, 2011)	34.51	33.07	34.33

Quarterly High, Low and Closing Prices of Microsoft Corporation

(all amounts in U.S. Dollars)

	High	Low	Last
2008
Quarter ended March 31	35.37	26.99	28.38
Quarter ended June 30	31.65	27.12	27.51
Quarter ended September 30	28.13	24.57	26.69
Quarter ended December 31	26.48	17.53	19.44

2009
Quarter ended March 31	20.76	15.15	18.37
Quarter ended June 30	24.07	18.61	23.77
Quarter ended September 30	25.94	22.39	25.89
Quarter ended December 31	31.37	24.64	30.49

2010
Quarter ended March 31	31.10	27.72	29.27
Quarter ended June 30	31.39	23.01	23.01
Quarter ended September 30	26.33	23.16	24.49
Quarter ended December 31	28.30	23.91	27.92

2011
Quarter ended March 31	28.83	24.78	25.36
Quarter ending June 30 (through April 25, 2011)	26.20	25.10	25.61

Quarterly High, Low and Closing Prices of Pfizer, Inc.

(all amounts in U.S. Dollars)

	High	Low	Last
2008
Quarter ended March 31	24.08	20.50	20.93
Quarter ended June 30	21.51	17.17	17.47
Quarter ended September 30	19.97	17.17	18.44
Quarter ended December 31	19.00	14.45	17.71

2009
Quarter ended March 31	18.27	11.66	13.62
Quarter ended June 30	15.34	13.04	15.00
Quarter ended September 30	16.86	14.20	16.55
Quarter ended December 31	18.85	16.15	18.19

2010
Quarter ended March 31	20.00	16.91	17.15
Quarter ended June 30	17.29	14.26	14.26
Quarter ended September 30	17.41	14.14	17.17
Quarter ended December 31	17.79	16.29	17.51

2011
Quarter ended March 31	20.38	17.68	20.31
Quarter ending June 30 (through April 25, 2011)	20.67	19.79	20.14

Quarterly High, Low and Closing Prices of Procter & Gamble Company (The)

(all amounts in U.S. Dollars)

	High	Low	Last
2008
Quarter ended March 31	72.60	64.68	70.07
Quarter ended June 30	71.14	60.49	60.81
Quarter ended September 30	73.15	61.98	69.69
Quarter ended December 31	71.44	57.37	61.82

2009
Quarter ended March 31	62.80	44.18	47.09
Quarter ended June 30	54.02	47.25	51.10
Quarter ended September 30	58.16	51.11	57.92
Quarter ended December 31	63.19	56.62	60.63

2010
Quarter ended March 31	64.53	59.84	63.27
Quarter ended June 30	63.94	59.79	59.98
Quarter ended September 30	63.08	59.34	59.97
Quarter ended December 31	65.24	59.96	64.33

2011
Quarter ended March 31	66.70	59.73	61.60
Quarter ending June 30 (through April 25, 2011)	64.18	61.67	63.37

Quarterly High, Low and Closing Prices of The Travelers Companies, Inc.

(all amounts in U.S. Dollars)

	High	Low	Last
2008
Quarter ended March 31	53.06	44.92	47.85
Quarter ended June 30	52.15	43.40	43.40
Quarter ended September 30	50.80	36.00	45.20
Quarter ended December 31	45.20	30.50	45.20

2009
Quarter ended March 31	45.20	33.52	40.64
Quarter ended June 30	44.04	37.48	41.04
Quarter ended September 30	50.42	39.00	49.23
Quarter ended December 31	54.31	48.02	49.86

2010
Quarter ended March 31	54.76	47.94	53.94
Quarter ended June 30	53.92	48.00	49.25
Quarter ended September 30	53.56	48.54	52.10
Quarter ended December 31	57.44	52.12	55.71

2011
Quarter ended March 31	60.92	53.33	59.48
Quarter ending June 30 (through April 25, 2011)	61.78	58.18	61.78

Quarterly High, Low and Closing Prices of United Technologies Corporation

(all amounts in U.S. Dollars)

	High	Low	Last
2008
Quarter ended March 31	76.28	66.23	68.82
Quarter ended June 30	75.16	61.15	61.70
Quarter ended September 30	67.42	56.66	60.06
Quarter ended December 31	59.12	43.22	53.60

2009
Quarter ended March 31	54.95	37.56	42.98
Quarter ended June 30	56.49	43.88	51.96
Quarter ended September 30	63.23	49.43	60.93
Quarter ended December 31	70.49	59.63	69.41

2010
Quarter ended March 31	74.13	65.40	73.61
Quarter ended June 30	76.93	63.22	64.91
Quarter ended September 30	73.39	64.29	71.23
Quarter ended December 31	79.52	70.53	78.72

2011
Quarter ended March 31	85.21	78.33	84.65
Quarter ending June 30 (through April 25, 2011)	87.10	81.70	86.54

Quarterly High, Low and Closing Prices of Verizon Communications Inc.

(all amounts in U.S. Dollars)

	High	Low	Last
2008
Quarter ended March 31	40.42	31.46	33.91
Quarter ended June 30	36.99	32.03	33.08
Quarter ended September 30	33.49	28.61	29.98
Quarter ended December 31	31.98	23.43	31.68

2009
Quarter ended March 31	32.37	24.46	28.22
Quarter ended June 30	30.86	26.92	28.71
Quarter ended September 30	30.19	26.74	28.28
Quarter ended December 31	31.52	26.76	30.96

2010
Quarter ended March 31	31.15	26.51	28.98
Quarter ended June 30	29.40	25.16	26.18
Quarter ended September 30	32.86	26.28	32.59
Quarter ended December 31	35.78	31.90	35.78

2011
Quarter ended March 31	38.54	34.30	38.54
Quarter ending June 30 (through April 25, 2011)	38.61	36.91	36.99

Quarterly High, Low and Closing Prices of Wal-Mart Stores, Inc.

(all amounts in U.S. Dollars)

	High	Low	Last
2008
Quarter ended March 31	53.62	45.72	52.68
Quarter ended June 30	59.80	54.08	56.20
Quarter ended September 30	63.17	56.02	59.89
Quarter ended December 31	59.73	49.67	56.06

2009
Quarter ended March 31	57.18	46.42	52.10
Quarter ended June 30	53.80	47.87	48.44
Quarter ended September 30	51.88	47.57	49.09
Quarter ended December 31	54.96	49.00	53.45

2010
Quarter ended March 31	55.99	52.61	55.60
Quarter ended June 30	55.53	48.07	48.07
Quarter ended September 30	54.08	48.00	53.52
Quarter ended December 31	55.36	53.25	53.93

2011
Quarter ended March 31	57.57	51.37	52.05
Quarter ending June 30 (through April 25, 2011)	53.69	52.13	53.37

Quarterly High, Low and Closing Prices of Walt Disney Company (The)

(all amounts in U.S. Dollars)

	High	Low	Last
2008
Quarter ended March 31	33.10	28.12	31.38
Quarter ended June 30	34.99	29.93	31.20
Quarter ended September 30	34.39	29.10	30.69
Quarter ended December 31	30.68	18.73	22.69

2009
Quarter ended March 31	24.31	15.59	18.16
Quarter ended June 30	25.87	18.79	23.33
Quarter ended September 30	28.46	22.24	27.46
Quarter ended December 31	32.43	27.21	32.25

2010
Quarter ended March 31	35.31	29.32	34.91
Quarter ended June 30	37.56	31.50	31.50
Quarter ended September 30	35.29	31.38	33.11
Quarter ended December 31	37.95	33.14	37.51

2011
Quarter ended March 31	44.07	37.82	43.09
Quarter ending June 30 (through April 25, 2011)	42.85	41.02	41.93

SUPPLEMENTAL DISCUSSION OF FEDERAL INCOME TAX CONSEQUENCES

The following section supplements the discussion of U.S. federal income taxation in the accompanying prospectus.

The following section is the opinion of Sullivan & Cromwell LLP, counsel to The Goldman Sachs Group, Inc. In addition, it is the opinion of Sullivan & Cromwell LLP that the characterization of the notes for U.S. federal income tax purposes that will be required under the terms of the note, as discussed below, is a reasonable interpretation of current law.

This section applies to you only if you hold your notes as a capital asset for tax purposes. This section does not apply to you if you are a member of a class of holders subject to special rules, such as:

•	a dealer in securities or currencies;

•	a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings;

•	a bank;

•	a life insurance company;

•	a tax-exempt organization;

•	a person that owns the notes as a hedge or that is hedged against interest rate risks;

•	a person that owns the notes as part of a straddle or conversion transaction for tax purposes; or

•	a United States holder whose functional currency for tax purposes is not the U.S. dollar.

This section is based on the U.S. Internal Revenue Code of 1986, as amended, its legislative history, existing and proposed regulations under the Internal Revenue Code, published rulings and court decisions, all as currently in effect. These laws are subject to change, possibly on a retroactive basis.

You should consult your tax advisor concerning the U.S. federal income tax, and other tax consequences of your investment in the notes, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.

United States Holders

This subsection describes the tax consequences to a United States holder. You are a United States holder if you are a beneficial owner of notes and you are:

•	a citizen or resident of the United States;

•	a domestic corporation;

•	an estate whose income is subject to United States federal income tax regardless of its source; or

•

a trust if a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust.

If you are not a United States holder, this section does not apply to you and you should refer to “— United States Alien Holders” below.

The tax treatment of your notes is uncertain. The tax treatment of your notes will depend upon whether the notes are properly treated as variable rate debt instruments or contingent payment debt instruments. This in turn depends upon whether it is reasonably expected that the return on the notes during the first half of the notes’ term will be significantly greater or less than the return on the notes during the second half of the notes’ term. We intend to take the position that it is not reasonably expected that the return on the notes during the first half of the notes’ term will be significantly greater or less than the return on the notes during the second half of the notes’ term. We accordingly intend to treat your notes as a variable rate debt instrument for United States federal income tax purposes. Except as otherwise noted below under “— Alternative Treatments”, the discussion below assumes that the notes will be so treated. Under this characterization, you should include the interest payments on the notes in ordinary income at the time you receive or accrue such payments, depending on your method of accounting for tax purposes.

You will generally recognize gain or loss upon the sale, exchange or maturity of your notes in an amount equal to the difference, if any, between the amount of cash you receive at such time and your adjusted basis in your notes. See the discussion under “United States Taxation — Taxation of Debt Securities — United States Holders — Purchase, Sale and Retirement of the Debt Securities” in the accompanying prospectus for more information. In addition, capital gain of a non-corporate United States holder that is recognized in taxable years beginning before January 1, 2013 is generally taxed at a maximum rate of 15% where the holder has a holding period greater than one year.

If you purchase the notes at a discount to the principal amount of the notes, you may be subject to the rules governing market discount as described under “United States Taxation — Taxation of Debt Securities — United States Holders — Market Discount” in the accompanying prospectus. If you purchase the notes at a premium to the principal amount of the notes, you will be subject to the rules governing premium as described under “United States Taxation — Taxation of Debt Securities —United States Holders — Debt Securities Purchased at a Premium” in the accompanying prospectus.

Alternative Treatments. If it is determined that it is reasonably expected that the return on the notes during the first half of the notes’ term will be significantly greater or less than the return on the notes during the second half of the notes’ term, the notes should be treated as a debt instrument subject to special rules governing contingent payment obligations for United States federal income tax purposes. If the notes are so treated, you would be required to accrue interest income over the term of your notes based upon the yield at which we would issue a non-contingent fixed-rate debt instrument with other terms and conditions similar to your notes. In addition, you would be required to construct a projected payment schedule for the notes and you would make a “positive adjustment” to the extent of any excess of an actual payment over the corresponding projected payment under the notes, and you would make a “negative adjustment” to the extent of the excess of any projected payment over the corresponding actual payment under the notes. You would recognize gain or loss upon the sale, exchange or maturity of your notes in an amount equal to the difference, if any, between the amount you receive at such time and your adjusted tax basis in your notes. Any income you recognize upon the sale, exchange or maturity of your notes would be ordinary income and any loss recognized by you at such time would be ordinary loss to the extent of interest you included in income in the current or previous taxable years in respect of your notes, and thereafter, would be capital loss.

Medicare Tax. For taxable years beginning after December 31, 2012, a U.S. holder that is an individual or estate, or a trust that does not fall into a special class of trusts that is exempt from such tax, will be subject to a 3.8% tax on the lesser of (1) the U.S. holder’s “net investment income” for the relevant taxable year and (2) the excess of the U.S. holder’s modified adjusted gross income for the taxable year over a certain threshold (which in the case of individuals will be between $125,000 and $250,000, depending on the individual’s circumstances). A holder’s net investment income will generally include its gross interest income and its net gains from the maturity or disposition of the notes, unless such interest payments or net gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). If you are a U.S. holder that is an individual, estate or trust, you are urged to consult your tax advisors regarding the applicability of the Medicare tax to your income and gains in respect of your investment in the notes.

United States Alien Holders

If you are a United States alien holder, please see the discussion under “United States Taxation —Taxation of Debt Securities — United States Alien Holders” in the accompanying prospectus for a description of the tax consequences relevant to you. You are a United States alien holder if you are the beneficial owner of the notes and are, for United States federal income tax purposes:

•	a nonresident alien individual;

•	a foreign corporation; or

•	an estate or trust that in either case is not subject to United States federal income tax on a net income basis on income or gain from the notes.

Backup Withholding and Information Reporting

Please see the discussion under “United States Taxation — Taxation of Debt Securities — Backup Withholding and Information Reporting” in the accompanying prospectus for a description of the applicability of the backup withholding and information reporting rules to payments made on your notes. In addition, pursuant to recently enacted legislation, certain payments in respect of the notes made to corporate U.S. Holders after December 31, 2011 may be subject to information reporting and backup withholding.

EMPLOYEE RETIREMENT INCOME SECURITY ACT

This section is only relevant to you if you are an insurance company or the fiduciary of a pension plan or an employee benefit plan (including a governmental plan, an IRA or a Keogh Plan) proposing to invest in the offered notes.

The U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and the U.S. Internal Revenue Code of 1986, as amended (the “Code”), prohibit certain transactions (“prohibited transactions”) involving the assets of an employee benefit plan that is subject to the fiduciary responsibility provisions of ERISA or Section 4975 of the Code (including individual retirement accounts, Keogh plans and other plans described in Section 4975(e)(1) of the Code) (a “Plan”) and certain persons who are “parties in interest” (within the meaning of ERISA) or “disqualified persons” (within the meaning of the Code) with respect to the Plan; governmental plans may be subject to similar prohibitions unless an exemption applies to the transaction. The assets of a Plan may include assets held in the general account of an insurance company that are deemed “plan assets” under ERISA or assets of certain investment vehicles in which the Plan invests. Each of The Goldman Sachs Group, Inc. and certain of its affiliates may be considered a “party in interest” or a “disqualified person” with respect to many Plans, and, accordingly, prohibited transactions may arise if the notes are acquired by or on behalf of a Plan unless those notes are acquired and held pursuant to an available exemption. In general, available exemptions are: transactions effected on behalf of that Plan by a “qualified professional asset manager” (prohibited transaction exemption 84-14) or an “in-house asset manager” (prohibited transaction exemption 96-23), transactions involving insurance company general accounts (prohibited transaction exemption 95-60), transactions involving insurance company pooled separate accounts

(prohibited transaction exemption 90-1), transactions involving bank collective investment funds (prohibited transaction exemption 91-38) and transactions with service providers under Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code where the Plan receives no less and pays no more than “adequate consideration” (within the meaning of Section 408(b)(17) of ERISA and Section 4975(f)(10) of the Code). The person making the decision on behalf of a Plan or a governmental plan shall be deemed, on behalf of itself and the plan, by purchasing and holding the notes, or exercising any rights related thereto, to represent that (a) the plan will receive no less and pay no more than “adequate consideration” (within the meaning of Section 408(b)(17) of ERISA and Section 4975(f)(10) of the Code) in connection with the purchase and holding of the notes, (b) none of the purchase, holding or disposition of the notes or the exercise of any rights related to the notes will result in a nonexempt prohibited transaction under ERISA or the Code (or, with respect to a governmental plan, under any similar applicable law or regulation), and (c) neither The Goldman Sachs Group, Inc. nor any of its affiliates is a “fiduciary” (within the meaning of Section 3(21) of ERISA) or, with respect to a governmental plan, under any similar applicable law or regulation) with respect to the purchaser or holder in connection with such person’s acquisition, disposition or holding of the notes, or as a result of any exercise by The Goldman Sachs Group, Inc. or any of its affiliates of any rights in connection with the notes, and no advice provided by The Goldman Sachs Group, Inc. or any of its affiliates has formed a primary basis for any investment decision by or on behalf of such purchaser or holder in connection with the notes and the transactions contemplated with respect to the notes.

If you are an insurance company or the fiduciary of a pension plan or an employee benefit plan (including a government plan, an IRA or a Keogh plan) and propose to invest in the notes, you should consult your legal counsel.

SUPPLEMENTAL PLAN OF DISTRIBUTION

The Goldman Sachs Group, Inc. has agreed to sell to Goldman, Sachs & Co., and Goldman, Sachs & Co. has agreed to purchase from The Goldman Sachs Group, Inc., the aggregate face amount of the offered notes specified on the front cover of this prospectus supplement. Goldman, Sachs & Co. proposes initially to offer the notes to the public at the original issue price set forth on the front cover page of this prospectus supplement, and to certain securities dealers at such price less a concession not in excess of 4.25% of the face amount.

In the future, Goldman, Sachs & Co. or other affiliates of The Goldman Sachs Group, Inc. may repurchase and resell the offered notes in market-making transactions, with resales being made at prices related to prevailing market prices at the time of resale or at negotiated prices. The Goldman Sachs Group, Inc. estimates that its share of the total offering expenses, excluding underwriting discounts and commissions, will be approximately $98,500. For more information about the plan of distribution and possible market-making activities, see “Plan of Distribution” in the accompanying prospectus.

We will deliver the notes against payment therefor in New York, New York on May 2, 2011,

which is the fifth scheduled business day following the date of this prospectus supplement and of the pricing of the offered notes. Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on any day prior to three business days before delivery will be required, by virtue of the fact that the notes will settle in five business days (T+5), to specify alternative settlement arrangements to prevent a failed settlement.

Conflicts of Interest

Goldman, Sachs & Co. is an affiliate of The Goldman Sachs Group, Inc. and, as such, has a “conflict of interest” in this offering within the meaning of FINRA Rule 5121. Consequently, the offering is being conducted in compliance with the provisions of Rule 5121. Goldman, Sachs & Co. is not permitted to sell notes in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

THE BASKET STOCKS

(as of April 25, 2011)

The following lists the basket stocks and their corresponding initial weights. The performance of these stocks will affect the basket return, and, consequently, the amount payable on your note on each interest payment date.

Bloomberg Ticker	Corporation	Listing	Initial Price (USD)	Initial Weight (%)
MMM UN Equity	3M Company	NYSE	94.12	3 1/3
AA UN Equity	Alcoa Inc.	NYSE	16.89	3 1/3
AXP UN Equity	American Express Company	NYSE	47.05	3 1/3
T UN Equity	AT&T Inc.	NYSE	30.55	3 1/3
BAC UN Equity	Bank of America Corporation	NYSE	12.44	3 1/3
BA UN Equity	Boeing Company (The)	NYSE	74.90	3 1/3
CAT UN Equity	Caterpillar, Inc.	NYSE	108.85	3 1/3
CVX UN Equity	Chevron Corporation	NYSE	107.42	3 1/3
CSCO UQ Equity	Cisco Systems, Inc.	NASDAQ	17.10	3 1/3
KO UN Equity	Coca-Cola Company (The)	NYSE	67.74	3 1/3
DD UN Equity	EI DuPont de Nemours & Co.	NYSE	55.12	3 1/3
XOM UN Equity	Exxon Mobil Corporation	NYSE	86.22	3 1/3
GE UN Equity	General Electric Company	NYSE	19.89	3 1/3
HPQ UN Equity	Hewlett-Packard Company	NYSE	40.53	3 1/3
HD UN Equity	Home Depot, Inc. (The)	NYSE	37.56	3 1/3
IBM UN Equity	International Business Machines Corp.	NYSE	167.67	3 1/3
INTC UQ Equity	Intel Corporation	NASDAQ	21.93	3 1/3
JNJ UN Equity	Johnson & Johnson	NYSE	64.11	3 1/3
JPM UN Equity	JP Morgan Chase & Co.	NYSE	44.61	3 1/3
KFT UN Equity	Kraft Foods Inc.	NYSE	33.07	3 1/3
MCD UN Equity	McDonald’s Corporation	NYSE	77.13	3 1/3
MRK UN Equity	Merck & Company, Inc.	NYSE	34.33	3 1/3
MSFT UQ Equity	Microsoft Corporation	NASDAQ	25.61	3 1/3
PFE UN Equity	Pfizer, Inc.	NYSE	20.14	3 1/3
PG UN Equity	Procter & Gamble Company (The)	NYSE	63.37	3 1/3
TRV UN Equity	The Travelers Companies, Inc.	NYSE	61.78	3 1/3
UTX UN Equity	United Technologies Corporation	NYSE	86.54	3 1/3
VZ UN Equity	Verizon Communications Inc.	NYSE	36.99	3 1/3
WMT UN Equity	Wal-Mart Stores, Inc.	NYSE	53.37	3 1/3
DIS UN Equity	Walt Disney Company (The)	NYSE	41.93	3 1/3

A-1

We have not authorized anyone to provide any information or to make any representations other than those contained or incorporated by reference in this prospectus supplement, the accompanying prospectus or in any free writing prospectuses we have prepared. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus supplement and the accompanying prospectus is an offer to sell only the notes offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus supplement and the accompanying prospectus is current only as of the respective dates of such documents.

Prospectus Supplement

Page

Summary Information	S-2
Hypothetical Examples	S-4
Additional Risk Factors Specific to Your Notes	S-8
Specific Terms of Your Notes	S-14
Use of Proceeds and Hedging	S-25
The Basket	S-26
Supplemental Discussion of Federal Income Tax Consequences	S-42
Employee Retirement Income Security Act	S-45
Supplemental Plan of Distribution	S-46
Conflicts of Interest	S-46

Prospectus Supplement dated April 6, 2009

Use of Proceeds	S-2
Description of Notes We May Offer	S-3
United States Taxation	S-24
Employee Retirement Income Security Act	S-25
Supplemental Plan of Distribution	S-26
Validity of the Notes	S-27

Prospectus dated April 6, 2009

Available Information	2
Prospectus Summary	4
Use of Proceeds	8
Description of Debt Securities We May Offer	9
Description of Warrants We May Offer	33
Description of Purchase Contracts We May Offer	49
Description of Units We May Offer	54
Description of Preferred Stock We May Offer	59
The Issuer Trusts	66
Description of Capital Securities and Related Instruments	68
Description of Capital Stock of The Goldman Sachs Group, Inc	91
Legal Ownership and Book-Entry Issuance	96
Considerations Relating to Securities Issued in Bearer Form	102
Considerations Relating to Indexed Securities	106
Considerations Relating to Securities Denominated or Payable in or Linked to a Non-U.S. Dollar Currency	109
Considerations Relating to Capital Securities	112
United States Taxation	116
Plan of Distribution	140
Employee Retirement Income Security Act	143
Validity of the Securities	144
Experts	144
Cautionary Statement Pursuant to the Private Securities Litigation Reform Act of 1995	144

$1,630,000

The Goldman Sachs Group, Inc.

Variable Interest Basket-Linked Notes

due 2016

(Linked to an Equally-Weighted Basket Comprised of 30 Stocks)

Medium-Term Notes,

Series D

Goldman, Sachs & Co.